OFFICE LEASE AGREEMENT

By and Between

ABB SOUTH STREET ASSOCIATES, LLC
("Landlord")

and

STIFEL, NICOLAUS & COMPANY, INCORPORATED

("Tenant")

* * * * * *

Alex Brown Building

One South Street

Baltimore, Maryland 21202

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease") is made as of the _____ day of ________, 2006 (the "Effective Date"), by and between ABB SOUTH STREET ASSOCIATES, LLC, a Maryland limited liability company ("Landlord"), and STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation ("Tenant"), who agree as follows:

1. Basic Lease Terms.

The following terms shall have the following meanings in this Lease:
Premises:

Approximately 75,724 rentable square feet of space comprising the entire fifteenth (15th), sixteenth (16th), seventeenth (17th) and thirtieth (30th) floors of the Building (described in Section 1.b., below), as outlined on the floor plan attached hereto as Exhibit A.

Building:	Alex Brown Building, One South Street, Baltimore, Maryland (the "Building").
Commencement Date:	January 1, 2012
Term:	Six (6) years
Initial Annual Base Rent*:	$2,129,400.96 per annum $177,450.08 per month
[*subject to escalation as provided for in this Lease]
Base Year (Operating Expenses): Base Year (Real Estate Taxes):	Calendar Year 2011 The period July 1, 2010 thorough June 30, 2011, inclusive
Tenant's Pro Rata Share (Operating Expenses):	16.65%*
Tenant's Pro Rata Share (Real Estate Taxes):	15.86%*
[*subject to adjustments provided for in this Lease]
Address for Notices:
To Landlord: With a copy to:

ABB South Street Associates, LLC
444 Brickell Avenue
Suite 900
Miami, Florida 33131
Attention: Chief Operating Officer

ABB South Street Associates, LLC
c/o ACP Mid-Atlantic, LLC, as Agent
2350 Corporate Park Drive
Suite 110
Herndon, Virginia 20171
Attention: Asset Manager

And a copy to:	Holland & Knight llp 2099 Pennsylvania Avenue, N.W. Suite 100 Washington, D.C. 20006 Attention: David S. Kahn, Esquire
To Tenant:	At the Premises
With a copy to:	Stifel, Nicolaus & Company, Incorporated One Financial Plaza 501 N. Broadway St. Louis, MO 63102 Attention: Chief Financial Officer
And a copy to:	Stifel, Nicolaus & Company, Incorporated One Financial Plaza 501 N. Broadway St. Louis, MO 63102 Attention: Office of General Counsel
Extension Options:	Two (2) five (5) year options

2. Premises.

    Premises. In consideration of Tenant's agreement to pay Annual Base Rent (hereinafter defined) and Additional Rent (hereinafter defined) and subject to the covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby hires and leases from Landlord, upon the terms and conditions set forth herein, those certain premises described in Section 1.a. hereof and located in the Building (the "Premises"). The Premises are located in the Building described in Section 1.b. hereof. The lease of the Premises to Tenant includes the non-exclusive right, together with other tenants of the Building and members of the public, to use the common public areas of the Building (including the interior stairwells) and the land on which the Building is situated (the "Land"), but includes no other rights not specifically set forth.

    Improvements. Landlord shall deliver the Premises to Tenant in its "as-is" condition without (i) any obligation on Landlord's part to undertake or, except for the Improvement Allowance (as defined in the Work Agreement (hereinafter defined)) to be provided by Landlord pursuant to the Work Agreement, pay for, any improvements or alterations therein; or (ii) any representations or warranties regarding the condition thereof. After the Commencement Date (hereinafter defined), Tenant shall, at Tenant's sole cost and expense, subject to the application of the Improvement Allowance, construct in the Premises the Tenant Improvements (defined in the Work Agreement) described in the Work Agreement attached hereto as Exhibit B (the "Work Agreement"), in substantial accordance with the terms and conditions of the Work Agreement. In the event that Landlord and Tenant have not finally agreed upon the scope and details of the Tenant Improvements as of the Commencement Date, Tenant's submission to Landlord of plans and specifications detailing such work shall be subject to Landlord's written approval in accordance with the Work Agreement. The Tenant Improvements shall be subject to Landlord's prior written approval, which approval shall be granted or denied in accordance with the terms and conditions of the Work Agreement, shall comply with all applicable building codes, laws and regulations (including without limitation the Americans with Disabilities Act), shall not require any changes to or modifications of any of the mechanical, electrical, plumbing or other systems of the Building, and shall otherwise be constructed in strict accordance with the terms of the Work Agreement. The cost of all design, architectural and engineering work, demolition costs, construction costs, contractors' overhead and profit, licenses and permits, and all other costs and expenses incurred in connection with the Tenant Improvements shall be at Tenant's sole cost and expense, subject to the application of the Improvement Allowance. Landlord shall disburse the Improvement Allowance as provided in the Work Agreement, provided, however, that Landlord shall have no obligation to disburse any portion of the Improvement Allowance prior to the Commencement Date. All costs incurred with respect to the Tenant Improvements in excess of the Improvement Allowance shall be paid by Tenant as provided in the Work Agreement. Except as otherwise expressly set forth in the Work Agreement, any portion of the Improvement Allowance not expended by Tenant in undertaking the Tenant Improvements within twelve (12) months after the Commencement Date shall be retained by Landlord.

    Deutsche Bank Sublease. Landlord and Tenant hereby expressly acknowledge and agree that: (i) Tenant is currently in possession of (or, shortly after the Effective Date, will be in possession of) the Premises pursuant to that certain Sublease dated November __, 2006 (the "DB Sublease") by and between Deutsche Bank Securities, Inc. ("Deutsche Bank"), as sublandlord, and Tenant, as subtenant, the term of which expires on the date (the "Sublease Expiration Date") immediately preceding the Commencement Date; (ii) the terms and conditions contained herein shall govern Tenant's occupancy of: (a) the Premises from and after the Sublease Expiration Date, and (b) any Available Space (hereinafter defined) from and after the applicable ROFO Space Commencement Date (hereinafter defined) pursuant to the terms of Section 31, below; and (iii) Landlord has evidenced its consent to the DB Sublease pursuant to that certain consent letter by and among Landlord, Deutsche Bank and Tenant (the "Landlord Consent Agreement").

    Riser Access. In connection with Tenant's leasing of the Premises, Landlord hereby grants to Tenant, at no additional cost, the right to (i) continue to use space in the risers of the Building which Tenant utilized pursuant to the DB Sublease to install such cabling and wiring (collectively, the "Existing Cabling") therein as was necessary for Tenant to provide telecommunications access services to the Premises; and (ii) from and after the Commencement Date, use additional space in the risers of the Building to install additional cabling and wiring (the "Additional Cabling") therein as necessary for Tenant to provide telecommunications access services to the Premises. As used herein, the Existing Cabling and the Additional Cabling shall sometimes be hereinafter collectively referred to as the "Telecom Cabling". Landlord shall have the right from time to time to promulgate reasonable rules and regulations governing Tenant's use of the Telecom Cabling. Tenant shall be permitted to install the Telecom Cabling provided that Landlord has previously approved plans and specifications prepared by Tenant indicating the locations of such Telecom Cabling in the Building, and provided further that such Telecom Cabling (1) does not affect the structure or safety of the Building; (2) does not affect the electrical, mechanical or any other system of the Building or the functioning thereof; and (3) does not interfere with the operation of the Building or the provision of services or utilities to Tenant or any other tenant of the Building. Notwithstanding the foregoing, in no event shall Tenant be entitled to use more than the greater of (x) Tenant's proportionate share of space in the Building risers, or (y) the riser space occupied by the Existing Cabling, for the installation of Telecom Cabling. Tenant shall install and maintain the Telecom Cabling in compliance with all present and future laws, rules and regulations of any local, State or Federal authority having jurisdiction with respect thereto, including, without limitation, the laws, rules and regulations of the FCC, the State of Maryland and any other governmental and quasi-governmental authorities having appropriate jurisdiction over the Building or Tenant's use of the Telecom Cabling. Tenant shall obtain all permits, licenses, variances, authorizations and approvals that may be required in order to install and maintain such Telecom Cabling. Tenant shall, at its sole cost and expense, be responsible for the insurance and maintenance of the Telecom Cabling and its compliance with all applicable laws, rules and regulations. At the expiration or earlier termination of the Lease, at Tenant's sole cost, the Telecom Cabling shall be removed from the Building (including from the Building risers) and the area where the Telecom Cabling was located shall be restored to its condition existing prior to such installation in a manner and with materials determined by Landlord. Tenant hereby authorizes Landlord to remove and dispose of the Telecom Cabling and charge Tenant for all reasonable costs and expenses incurred. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term of the Lease. Tenant shall indemnify and save Landlord harmless from and against any and all loss, costs, liabilities, damages, judgements, and expenses (including reasonable attorney's fees) arising in connection with the installation, operation, removal and maintenance of the Telecom Cabling. Subject to the terms of this Section 2d, upon reasonable prior notice to Landlord, Tenant shall have access to the risers of the Building during normal business hours as may be reasonably necessary for the installation, maintenance, removal and/or restoration of the Telecom Cabling.

    3. Term and Commencement of Term.

    This Lease shall be in full force and effect from the Effective Date. The term of this Lease (the "Term") shall commence on January 1, 2012 (the "Commencement Date") and shall expire on December 31, 2017 (the "Lease Expiration Date"), unless otherwise extended or terminated in accordance with the terms hereof. As used herein, the term "Lease Year" means (i) each twelve (12)-month period commencing on the Commencement Date, and (ii) each successive period of twelve (12) calendar months thereafter during the Term. Reference is made to the form of Declaration of Commencement Date (the "Declaration") attached hereto as Exhibit C. After the Commencement Date, Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within ten (10) business days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Commencement Date and the Term. Failure to execute the Declaration shall not affect the commencement or expiration of the Term. No delay by Tenant in completing the Tenant Improvements shall delay or otherwise affect the Commencement Date or Tenant's obligation to pay Rent from and after such date.

    4. Rent.

    Subject to Section 4a(iii), below, beginning on the Commencement Date, Tenant covenants and agrees to pay as Rent (hereinafter defined) for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease. "Additional Rent" shall mean such costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease), whether or not the same be designated as such. "Rent" or "rent" shall mean all Annual Base Rent and Additional Rent due hereunder.

    Annual Base Rent.

      Subject to Section 4a(iii), during each Lease Year, Tenant shall pay annual base rent in the amounts set forth immediately below (the "Annual Base Rent"), which amounts shall be payable in equal monthly installments (the "Monthly Base Rent") as set forth immediately below:

Lease Year	Annual Base Rent	Monthly Base Rent
1	$2,129,400.96	$177,450.08
2	$2,182,636.08	$181,886.34
3	$2,237,201.88	$186,433.49
4	$2,293,131.96	$191,094.33
5	$2,350,460.28	$195,871.69
6	$2,409,221.76	$200,768.48

      The Annual Base Rent and Monthly Base Rent amounts set forth in the foregoing chart are based on the Premises containing 75,724 rentable square feet of office space. Landlord and Tenant hereby acknowledge and agree that if the number of rentable square feet of office space comprising the Premises changes prior to the Commencement Date, the Annual Base Rent and Monthly Base Rent amounts set forth in the foregoing chart shall be adjusted pursuant to lease amendment(s) or other documentation entered into by and between Landlord and Tenant.

      In addition to the payment of Annual Base Rent, Tenant shall be responsible for the payment of Tenant's Pass-Through Costs (hereinafter defined) pursuant to Section 4.b. hereof.

      Notwithstanding any other provision of this Section 4 to the contrary, provided that Tenant is not in default of this Lease at any time during the Abatement Period (hereinafter defined), Landlord hereby agrees to abate Monthly Base Rent for the period (the "Abatement Period") beginning on the Commencement Date and ending on the date which is the earlier to occur of: (1) June 30, 2012; or (2) the date first occurring after the Commencement Date on which there occurs a monetary default by Tenant under this Lease or a non-monetary default by Tenant under this Lease beyond any applicable notice or cure period. On the day immediately following the last day of the Abatement Period, and thereafter throughout the Term, Tenant shall pay Landlord full Annual Base Rent in the amounts set forth in this Section 4.

    Tenant's Pass-Through Costs.

      As used in this Lease:

        "Operating Expenses" shall mean any and all expenses, costs and disbursements (but not specific costs billed to and paid by specific tenants) of every kind and nature incurred by Landlord in connection with the ownership, management, operation, maintenance, servicing and repair of the Building and appurtenances thereto, including, without limitation, the common areas thereof, and the Land, including, but not limited to, employees' wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; telephone service; painting of common areas of the Building; exterminating service; detection and security services; concierge services; sewer rents and charges; premiums for fire and casualty, liability, rent, workmen's compensation, sprinkler, water damage and other insurance; repairs and maintenance; building supplies; uniforms and dry cleaning; snow removal; the cost of obtaining and providing electricity, water and other public utilities to all areas of the Building; trash removal; janitorial and cleaning supplies; and janitorial and cleaning services; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the ownership and operation of the Building; business license fees and taxes, including those based on Landlord's rental income from the Building; the rental value of the management office maintained in the Building, if any (provided, however, to the extent that the management office maintained in the Building serves other building(s) owned or managed by Landlord, then Operating Expenses shall include only the rental value of the management office that Landlord reasonably allocates to the Building); all costs of operating, maintaining and replacing equipment in the health and fitness facility located in the Building (which costs shall be reduced by the amount of monthly user fees actually collected by Landlord with respect to the use of such fitness facility by tenants and occupants of the Building); sales, use and personal property taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Building; legal fees; accounting fees relating to the determination of Operating Expenses and the tenants' share thereof and the preparation of statements required by tenant's leases; management fees, whether or not paid to any person having an interest in or under common ownership with Landlord, provided that such management fees are comparable to the management fees charged in connection with the management of comparable first-class/trophy office buildings in downtown Baltimore, Maryland providing services similar to, and to the same level as, those provided at the Building, however, in no event shall such management fees exceed four percent (4%) of the gross rentals of the Building; purchase and installation of indoor plants in the common areas; and landscaping maintenance and the purchase and replacement of landscaping services, plants and shrubbery. If Landlord makes an expenditure for a capital improvement to the Building (or any portion thereof) by installing energy conservation or labor-saving devices to reduce Operating Expenses, or to comply with any law, ordinance or regulation pertaining to the Building which was not in effect on the Commencement Date (each, a "Permitted Capital Expenditure"), and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate of the Prime Rate (hereinafter defined) plus four percent (4%) per annum, shall be treated as an Operating Expense. In the event that any costs with respect to the operation and management of more than one building are allocated among the Building and any other building owned by Landlord, the actual costs so allocated to the Building shall be included in the calculation of Operating Expenses. Notwithstanding anything to the contrary contained in this Section 4.b(i)(1), Operating Expenses shall not include (i) costs of capital improvements or capital expenditures determined under generally accepted accounting principles, except for Permitted Capital Expenditures; (ii) interest, principal, late charges, prepayment penalties or premiums on any debt owed by Landlord (including any mortgage debt) and depreciation; (iii) legal fees, space planners' fees, real estate brokers' leasing commissions and advertising expenses incurred in connection with the leasing of space in the Building; (iv) costs for which Landlord is reimbursed by insurance (by Landlord's carrier, Tenant's carrier or by any third party's insurance carrier); (v) attorneys' fees, costs and expenses incurred by Landlord in connection with disputes with tenants or prospective tenants of the Building; (vi) any bad debt loss, rent loss, or reserves for replacements; (vii) costs associated with the operation of the limited liability company which constitutes Landlord, as opposed to costs associated with the operation of the Building; (viii) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building; (ix) litigation costs relating to suits filed by or against Landlord and/or the Building (expressly excluding tax assessment appeals); (x) fines and penalties arising out of the late payment by Landlord of Real Estate Taxes or other amounts or charges relating to the Building; (xi) amounts paid as ground rent by Landlord; (xii) the portion of any costs paid to affiliates of Landlord for services at the Building to the extent that such costs exceed the cost of such services if rendered by unaffiliated third parties on an arms-length basis; (xiii) the cost of all items and services with respect to which Landlord receives reimbursement (excluding reimbursement by way of Tenant's Pass-Through Costs paid by Tenant or other tenants); (xiv) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any space lease in the Building, provided that such costs would not have been incurred by Landlord but for such violation; (xv) costs incurred in connection with the sale, financing, refinancing, mortgaging or sale of the Building, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges; (xvi) costs of correcting any violations of law applicable to the Building, which violations existed on the Effective Date; or (xvii) that portion of the operating expenses of the Building that Landlord reasonably allocates to the retail portion of the Building, or the amount of operating expenses paid by retail tenants of the Building, whichever is less.

        "Real Estate Taxes" shall mean all taxes, assessments and charges levied upon or with respect to the Land (or any portion thereof), the Building, and any improvements adjacent thereto (computed as payable in installments as permitted by law regardless of whether so paid), including, without limitation, vault rents, if any, franchise taxes, any tax, fee or excise on rents, on the square footage of the Premises, on the act of entering into this Lease, on the occupancy of Tenant, on account of the rent hereunder or the business of renting space now or hereafter levied or assessed against Landlord by the United States of America or the state, county, city or town in which the Building are located, or any political subdivision, public corporation, district or other political or public entity; and shall also include any other tax to the extent that such tax is imposed in lieu of or in addition to such Real Estate Taxes. Reasonable legal fees, costs and disbursements incurred by Landlord in connection with any proceedings for appeal or reduction of any Real Estate Taxes shall also be considered Real Estate Taxes for the year in question. In the event that Real Estate Taxes for the Land and the Building are not separately assessed, Landlord shall allocate to the Land and the Building the portion of the total Real Estate Tax assessment that fairly represents the relative values of all properties that have been assessed together. Real Estate Taxes shall not include federal, state or local income taxes or estate, inheritance, franchise, capital gain, capital stock or transfer or recordation taxes.

        "Tenant's Pro Rata Share (Operating Expenses)," as of the date hereof, shall be as provided in Section 1.g., representing the ratio that the rentable area of the Premises bears to the total rentable area of office space in the Building. If either the rentable area of the Premises or the total rentable area of the Building, shall be increased or decreased, as reasonably determined by Landlord, Tenant's Pro Rata Share (Operating Expenses) shall be adjusted accordingly.

        "Tenant's Pro Rata Share (Real Estate Taxes)," as of the date hereof, shall be as provided in Section 1.g., representing the ratio that the rentable area of the Premises bears to the total rentable area of the Building. If either the rentable area of the Premises or the total rentable area of the Building, shall be increased or decreased, as reasonably determined by Landlord, Tenant's Pro Rata Share (Real Estate Taxes) shall be adjusted accordingly.

        "Base Year (Operating Expenses)" means calendar year 2011.

        "Base Year (Real Estate Taxes)" means the period July 1, 2010 through June 30, 2011, inclusive.

      If, in any calendar year during the Term, the total amount of Operating Expenses for the Building exceed the amount of Operating Expenses in the Base Year (Operating Expenses), then Tenant shall pay to Landlord, as Additional Rent, an amount which is the product of (1) the amount of such increase in Operating Expenses, multiplied by (2) Tenant's Pro Rata Share (Operating Expenses). Tenant's Pro Rata Share (Operating Expenses) of increases in Operating Expenses for any partial calendar year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share (Operating Expenses) of increases in Operating Expenses for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term and the denominator of which is three hundred sixty-five (365). If in any calendar year during the Term, the amount of Real Estate Taxes exceeds the amount of Real Estate Taxes for the Base Year (Real Estate Taxes), then Tenant shall pay, as Additional Rent, an amount which is the product of (x) the amount of such increase in Real Estate Taxes, multiplied by (y) Tenant's Pro Rata Share (Real Estate Taxes). Tenant's Pro Rata Share (Real Estate Taxes) of increases in Real Estate Taxes for any partial calendar year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share (Real Estate Taxes) of increases in Real Estate Taxes for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term and the denominator of which is three hundred sixty-five (365).

      If at any time during the Base Year (Operating Expenses), or during any subsequent calendar year ("Subsequent Year"), less than ninety-five percent (95%) of the total rentable square feet of office space in the Building is occupied by tenants, the amount of Operating Expenses for the Base Year (Operating Expenses), or for any such Subsequent Year, as the case may be, shall be deemed to be the amount of Operating Expenses as reasonably estimated by Landlord that would have been incurred if the percentage of occupancy of the Building during the Base Year (Operating Expenses) or any such Subsequent Year was ninety-five percent (95%). If at any time during any calendar year, any part of the Building is leased to a tenant (hereinafter referred to as a "Special Tenant") who, in accordance with the terms of its lease, provides its own utilities, cleaning or janitorial services or other services or is not otherwise required to pay a share of Operating Expenses in accordance with the methodology set forth in this Section 4.b., and Landlord does not incur the cost of such services, Operating Expenses for such calendar year shall be increased by the additional costs for cleaning and janitorial services and such other applicable expenses as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services and such other services for the space occupied by the Special Tenant, or if Landlord had included such costs in "operating expenses" as defined in the Special Tenant's lease. In no event shall Landlord collect from tenants of the Building more than one hundred percent (100%) of the actual Operating Expenses incurred by Landlord in any calendar year during the Term.

      During the month of December, 2012 (or as soon thereafter as is reasonably practicable), and thereafter during the month of December of each Lease Year (or as soon thereafter as is reasonably practicable), Landlord shall use reasonable efforts to furnish to Tenant a statement of Landlord's estimate of Tenant's Pass-Through Costs for the next calendar year. "Tenant's Pass-Through Costs" shall be an amount equal to the sum of (1) Tenant's Pro Rata Share (Operating Expenses) multiplied by the difference between Operating Expenses incurred during any calendar year during the Term, and Operating Expenses incurred in the Base Year (Operating Expenses); plus (2) Tenant's Pro Rata Share (Real Estate Taxes) multiplied by the difference between Real Estate Taxes for any calendar year during the Term and Real Estate Taxes incurred during the Base Year (Real Estate Taxes). Such statement shall show the amount of Tenant's Pass-Through Costs, if any, payable by Tenant for such calendar year pursuant to this Section 4.b. on the basis of Landlord's estimate. Subject to Section 4b(v), below, commencing on January 1, 2012, and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section 4b(iv), Tenant shall pay to Landlord one-twelfth (1/12) of the amount of said estimated Tenant's Pass-Through Costs. Within one hundred and twenty (120) days after the expiration of each calendar year during the Term, Landlord shall furnish to Tenant a statement (the "Expense Statement") showing the actual Operating Expenses and Real Estate Taxes for such calendar year. The Expense Statement shall be conclusive and binding on Tenant, unless objected to in writing by Tenant within ninety (90) days following Tenant's receipt thereof. In case of an underpayment, Tenant shall, within thirty (30) days after the receipt of such statement, pay to Landlord an amount equal to such underpayment. In case of an overpayment, Landlord shall credit the next monthly rental payment(s) by Tenant with an amount equal to such overpayment. Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within one hundred and twenty (120) days after the expiration of the Term, or as soon thereafter as possible.

      Notwithstanding any other provision of this Section 4b to the contrary, provided that Tenant is not in monetary default of this Lease (or is not in non-monetary default of this Lease beyond any applicable notice and cure period) at any time prior to or during the Additional Rent Abatement Period (hereinafter defined), Landlord hereby agrees to abate Tenant's Pass-Through Costs for the period (the "Additional Rent Abatement Period") beginning on Commencement Date and ending on the date which is the earlier to occur of: (1) December 31, 2012; or (2) the date first occurring after the Commencement Date on which there occurs a default by Tenant under this Lease. On the day immediately following the last day of the Additional Rent Abatement Period, and thereafter throughout the Term, Tenant shall pay Landlord Tenant's Pass-Through Costs pursuant to the terms of this Section 4b.

      Tenant shall be entitled to the following audit right with respect to a Expense Statement delivered by Landlord. Such audit right shall be exercisable by Tenant's providing Landlord with written notice of Tenant's exercise of such audit right within ninety (90) days of Tenant's receipt of such Expense Statement, time being of the essence. Tenant's notice shall contain a statement of Tenant's reasonable objections to such Expense Statement. If, within forty-five (45) days after Landlord's receipt of Tenant's written notice, Landlord and Tenant are unable to resolve Tenant's objections, then not later than fifteen (15) days after the expiration of such forty-five (45)-day period Tenant shall deliver to Landlord written notice (the "Audit Notice") that it wishes to employ on an hourly rate (and not a contingency fee) basis an independent certified public accounting firm approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required it Tenant employs on an hourly rate, and not on a contingency fee basis, a "Big Four" accounting firm) to inspect and audit Landlord's books and records at the Building relating to the objections raised in Tenant's notice. If Tenant elects to employ such accounting firm as set forth above, then Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement reasonably satisfactory to Landlord executed by Tenant and such accounting firm, and provide Landlord not less than fifteen (15) days' notice of the date on which the accounting firm desires to examine Landlord's books and records at the Building during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord the Audit Notice. Such audit shall be limited to a determination of whether the Expense Statement properly sets forth the Operating Expenses incurred by Landlord in accordance with the terms and conditions of this Lease. Except as otherwise expressly set forth below, all costs and expenses of any such audit shall be paid by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 4.b(vi) only in strict accordance with the foregoing procedures and each such audit shall relate only to the calendar year covered by the Expense Statement, except as may otherwise be expressly set forth below. As a condition precedent to exercising its audit rights, Tenant shall pay to Landlord all monies which Landlord claims are owing by Tenant, as shown on the Expense Statement. If on account of any demonstrated errors in the Expense Statement under audit, Tenant is entitled to a refund of the amount paid by Tenant for Tenant's Pass-Through Costs for the calendar year under audit because such Expense Statement overstated the amounts to which Landlord was entitled hereunder, Landlord shall credit the next monthly rental payment(s) by Tenant with an amount equal to such refund. If the Expense Statement under audit overstated Operating Expenses by more than four percent (4%), then Landlord shall promptly reimburse Tenant for its reasonable costs and expenses incurred in such audit (not to exceed Seven Thousand Five Hundred Dollars ($7,500.00)). In the event the audit reveals an underpayment by Tenant for Tenant's Pass-Through Costs, Tenant shall pay to Landlord an amount equal to such underpayment within thirty (30) days. Notwithstanding anything to the contrary contained in this Section 4.b(vi), if the Expense Statement under audit overstated the amount of Operating Expenses incurred by Landlord by more than four percent (4%) during the calendar year under audit (the "Audited Calendar Year"), Tenant shall have the right, pursuant to the terms of this Section 4.b(vi), to audit Landlord's books and records with respect to the Expense Statement delivered by Landlord for the calendar year which immediately preceded the Audited Calendar Year.

      All monies received from Tenant as Tenant's Pass-Through Costs shall be received by Landlord to pay Operating Expenses and Real Estate Taxes of the Building and the Land. Notwithstanding the foregoing, Landlord shall have the right to commingle Tenant's Pass-Through Costs with other funds collected by Landlord.

      Tenant's obligation to pay Tenant's Pass-Through Costs pursuant to the provisions of this Section 4.c. shall survive the expiration or other termination of this Lease with respect to any period during the Term hereof and with respect to any holdover period of occupancy following the expiration of the Term.

    Payment of Rent. All Rent shall be paid in lawful money of the United States of America without deduction, diminution, set-off, counterclaim or prior notice or demand, at the office of Landlord as provided in Section 1.i. hereof or at such other place as Landlord may hereafter designate in writing, on the first day of every calendar month during the Term. All such payments shall be made by good checks (or by electronic transfer) payable to Landlord or such other person, firm or corporation as Landlord may hereafter designate in writing. No payment by Tenant or receipt and acceptance by Landlord of a lesser amount than the Monthly Base Rent or Additional Rent shall be deemed to be other than partial payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Landlord may accept, but is not obligated to accept, such partial payment without prejudice to the Landlord's right to recover the balance due and payable or to pursue any other remedy provided in this Lease or by law. If Landlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Landlord's rights hereunder. Any Rent owed by Tenant to Landlord, including, without limitation, Annual Base Rent, Additional Rent, Tenant's Pass-Through Costs and Late Charges, which is not paid within five (5) business days after the date such payment is due shall bear interest from the due date at a rate equal to the prime rate on corporate loans quoted in the Wall Street Journal (the "Prime Rate") plus four percent (4%). In addition, if any amount of Rent required to be paid by Tenant to Landlord under the terms of this Lease is not paid within five (5) days after the date such payment is due, then in addition to paying the amount of Rent then due, Tenant shall pay to Landlord a late charge (the "Late Charge") equal to five percent (5%) of the amount of Rent then required to be paid; provided, however, that Landlord agrees to waive the first (1st) such Late Charge in any Lease Year during the Term, provided that Tenant pays the Rent then due within five (5) days after Tenant's receipt of written notice from Landlord that such Rent is past-due. Payment of such Late Charge will not excuse the untimely payment of Rent. In the event Tenant makes any payment of Rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord the sum of One Hundred Dollars ($100.00) to cover the costs and expenses of processing the returned check, in addition to the Rent payment and any other charges provided for herein. Any interest, Late Charge and other amounts charged hereunder shall constitute Additional Rent.

    Separate Metering and Rent Reduction. Landlord may elect to discontinue the distribution or furnishing of electricity and/or water to the Premises if such services may feasibly be furnished directly to Tenant by the utility company supplying same. In the event of any such election by Landlord: (i) Landlord agrees to give reasonable advance notice of such discontinuance to Tenant; (ii) Landlord agrees to permit Tenant to receive electricity and/or water directly from the utilities supplying such service to the Building and to permit the existing feeders, risers, wiring, pipes and other facilities serving the Premises to be used by Tenant for such purpose to the extent they are suitable and safely capable of carrying Tenant's requirements; (iii) Landlord agrees to pay such charges and costs, if any, as such public utility may impose in connection with the installation of Tenant's meters; and (iv) the amount of Additional Rent payable in respect to the Operating Expenses shall be decreased appropriately to reflect such discontinuance. This Lease shall remain in full force and effect and such discontinuance shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease.

    5. INTENTIONALLY OMITTED.

    6. Use.

    Tenant covenants with the Landlord not to use the Premises for any purpose other than general office use for the conduct of the Tenant's business and for the Specific Authorized Uses (hereinafter defined), provided such Specific Authorized Uses are permitted under and are in compliance with all federal, state and municipal laws, ordinances, rules and regulations, including without limitation all zoning laws, ordinances and rules and regulations applicable to the Building. As used herein, the term "Specific Authorized Uses" shall mean the following uses: investment banking, securities brokerage, capital market investment activities, trading, investment advisory and related financial services and disaster recovery and data center. Tenant shall not use the Premises or allow the Premises to be used for any other purpose without the prior written consent of the Landlord. Tenant, at Tenant's expense, shall comply with all laws, codes, rules, orders, ordinances, directions, regulation, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the condition, maintenance, use, occupation, operation or alteration of the Premises, or the conduct of Tenant's business therein, including, without limitation, the Americans With Disabilities Act, as amended and all applicable zoning, recycling and environmental laws and regulations. Tenant hereby agrees to indemnify and hold harmless Landlord and its agents, officers, directors and employees from and against any cost, damage, claim, liability and expense (including attorneys' fees) arising out of claims or suits brought by third parties against Landlord, its agents, officers, directors and employees alleging or relating to the failure of the Premises to comply with the terms of the Americans With Disabilities Act, as amended, or any other law or regulation applicable to the Premises and/or its occupancy by Tenant. Tenant shall not use or permit the Premises or any part thereof to be used in any manner that constitutes waste, nuisance or unreasonable disturbances to other tenants of the Building or for any disorderly, unlawful or hazardous purpose and will not store or maintain therein any hazardous, toxic or highly combustible items other than usual and customary office supplies intended for Tenant's use and in such event, only in such amounts as permitted by applicable law. Tenant covenants not to change Tenant's use of the Premises without the prior written approval of Landlord.

    Tenant shall not put the Premises to any use, the effect of which use is reasonably likely to cause cancellation of any insurance covering the Premises or the Building, or an increase in the premium rates for such insurance. In the event that Tenant performs or commits any act, the effect of which is to raise the premium rates for such insurance, Tenant shall pay Landlord the amount of the additional premium, as Additional Rent payable by Tenant upon demand therefor by Landlord. The Premises shall not be used for any illegal purpose or in violation of any regulation of any governmental body or the regulations or directives of Landlord's insurance carriers, or in any manner which interferes with the quiet enjoyment of any other tenant of the Building. Tenant will not install and connect to the base Building electrical system any electrical or other equipment, other than such equipment as is commonly used in modern offices, without first obtaining the prior written consent of Landlord, who may condition such consent upon the payment by Tenant of Additional Rent in compensation for excess consumption of water, electricity and/or other utilities, excess wiring and other similar requirements, and any changes, replacements or additions to any base building system, as may be occasioned by the operation of said equipment or machinery. All voice, data, video, audio, and other low-voltage control transport system cabling and/or cable bundles installed in the Building shall be (a) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (b) labeled every 3 meters with the Tenant's name and origination and destination points; (c) installed in accordance with all EIA/TIA standards and the National Electric Code; (d) installed and routed in accordance with a routing plan showing "as built" or "as installed" configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing if applicable, and such other information as Landlord may request. The routing plan shall be available to Landlord and its agents at the Building upon request.

    Unless such maintenance is the responsibility of Landlord pursuant to the terms of Section 9c, below, Tenant agrees to maintain the Premises, and the Tenant Improvements and other Alterations (hereinafter defined) therein, in good order, repair and condition during the Term at Tenant's sole cost and expense, and Tenant will, at the expiration or other termination of the Term, surrender and deliver the same and all keys in Tenant's possession, locks and other fixtures connected therewith (excepting only Tenant's personal property) in good order, repair and condition, as the same shall be at the commencement date of the DB Sublease, except as repaired, rebuilt, restored, altered or added to pursuant to this Lease, and except for ordinary wear and tear and casualty damage which Landlord is obligated to restore pursuant to the terms of this Lease. Landlord shall have no obligation to Tenant to make any repairs in or to the Premises, the Tenant Improvements or any Alterations. Any and all damage or injury to the Premises (including, but not limited to, the Tenant Improvements or any Alterations), the Building or the Land caused by Tenant, or by any employee, agent, contractor, assignee, subtenant, invitee or customer of Tenant shall be promptly reported to Landlord and repaired by Tenant at Tenant's sole cost; provided, however, that Landlord shall, after providing Tenant with notice thereof and five (5) days within which to repair such damage or injury (except in the case of any emergency or if any of the Building systems or structures or the provision of services to any part of the Building are thereby affected, in which case no prior notice or cure period shall be required), have the option of repairing any such damage, in which case Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in respect thereof as Additional Rent within thirty (30) days after Tenant receives Landlord's notice of such costs.

    Tenant shall not place a load upon the floor of the Premises exceeding the designated floor load capacity of the Building (e.g. 100 pounds per square foot: 80 pounds per square foot, live load, and 20 pounds per square foot, dead load) without Landlord's prior written consent. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes.

    7. Assignment and Subletting.

    Tenant shall not, without the prior written consent of Landlord (which consent may be granted or withheld by Landlord in its sole discretion except as expressly set forth below) in each instance: (i) assign or otherwise transfer this Lease or any of Tenant's rights hereunder, (ii) sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any persons other than Tenant or its employees, agent and invitees, or (iii) permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder by operation of law. Landlord's consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided Landlord determines that the proposed assignee or subtenant (A) is of a type and quality consistent with the first-class nature of the Building, (B) in the event of an assignment, has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease, (C) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity and (D) will not impose any additional material burden upon Landlord in the operation of the Building (to an extent greater than the burden to which Landlord would have been had Tenant continued to use such part of the Premises). In addition, the following conditions must be satisfied at the time Tenant requests Landlord's consent to an assignment or sublease:

        at the time Tenant requests Landlord's consent to an assignment or sublease (or otherwise notifies Landlord in accordance with the terms of this Lease that Tenant desires to assign this Lease or sublet all or a portion of the Premises) no Event of Default (hereinafter defined) exists and no event has occurred which, with notice and/or the passage of time, would constitute an Event of Default if not cured within the time, including any applicable grace period, specified herein;

        Landlord receives at least thirty (30) days prior written notice of Tenant's intention to assign this Lease or sublet any portion of the Premises ("Tenant's Transfer Notice");

        the proposed use of the Premises is not inconsistent with the terms of Section 6.a, above;

        Tenant submits to Landlord at least thirty (30) days prior to the proposed date of subletting or assignment whatever information Landlord reasonably requests in order to permit Landlord to make a judgment on the proposed subletting or assignment, including, without limitation, the name, business experience, financial history, net worth and business references of the proposed assignee or subtenant (and each of its principals), an in-depth description of the transaction, and the consideration delivered to Tenant for the assignment or sublease; and

        Tenant has paid to Landlord an administrative fee in the amount of Seven Hundred Fifty Dollars ($750.00) which shall be retained by Landlord whether or not such consent is granted.

    All proposed subleases and assignments shall be on a form reasonably acceptable to Landlord; and shall contain, inter alia, the following provisions: (i) any such assignment or sublease shall include an assumption by the assignee or subtenant, from and after the effective date of such assignment or sublease, of the performance and observance of the covenants and conditions to be performed and observed on the part of Tenant as contained in this Lease, and (ii) any such sublease or assignment shall specify that this Lease or sublease shall not be further assigned nor the Premises further sublet and shall specify that the term of such sublease shall not extend beyond one (1) day prior to the expiration of this Lease. The consent by Landlord to any assignment, transfer or subletting to any person or entity shall not be construed as a waiver or release of Tenant from any provision of this Lease, unless expressly agreed to in writing by Landlord (it being understood that Tenant shall remain primarily liable as a principal and not as a guarantor or surety), nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any such provision. No consent by Landlord to any such assignment, transfer or subletting in any one instance shall constitute a waiver of the necessity for such consent in a subsequent instance.

    In the event that Tenant assigns this Lease or sublets all or any portion of the Premises (other than to an Affiliate (hereinafter defined) or a Permitted Transferee (hereinafter defined)), Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the difference between (i) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease after deducting Tenant's reasonable, actual expenses of obtaining such assignment or subleasing, including, but not limited to, brokerage commissions, rental abatements, tenant improvement or other allowances or concessions granted and actually paid out by Tenant, advertising and marketing costs incurred, and legal fees, and (ii) the Annual Base Rent and Additional Rent paid by Tenant under this Lease and attributable to the portion of the Premises assigned or sublet.

    For purposes of this Section, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of an interest in Tenant (whether stock, partnership interest or other form of ownership or control, or the issuance of new interests) by which an aggregate of fifty percent (50%) or more than of the beneficial interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the date hereof) shall be deemed an assignment of this Lease; provided, however, that this limitation shall not apply to an Affiliate, a Permitted Transferee or any corporation, all of the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934. Except with respect to a Permitted Transferee, the merger or consolidation of Tenant into or with any other entity, the sale of all or substantially all of Tenant's assets, or the dissolution of Tenant shall each be deemed to be an assignment within the meaning of this Section.

    Any assignment or subletting not in conformance with the terms of this Lease shall be void ab initio and shall, subject to the provisions of Section 16, constitute a default under the Lease.

    Except in connection with a proposed assignment of this Lease or a proposed sublease of all or any portion of the Premises to a Permitted Transferee, upon receipt of the notice referred to in Section 7.a.(2), above, Landlord may, at its option, in lieu of approving or rejecting the proposed assignment or subletting, exercise all or any of the following rights by written notice to Tenant of Landlord's intent to do so ("Landlord's Recapture Notice") within fifteen (15) business days of Landlord's receipt of Tenant's notice:

      with respect to a proposed assignment of this Lease, the right to terminate this Lease on the effective date of proposed assignment as though it were the Lease Expiration Date;

      with respect to a proposed sublease of the entire Premises for a sublease term ending during the last Lease Year of the Term, the right to terminate this Lease on the effective date of the sublease as though it were the Lease Expiration Date; or

      with respect to a proposed sublease of fifty percent (50%) or more of the Premises (but less than the entire Premises) for a sublease term ending during the last six (6) months of the Term, the right to terminate this Lease as to the portion of the Premises affected by such sublease on the effective date of the sublease, as though it were the Lease Expiration Date, in which case Tenant shall execute and deliver to Landlord an appropriate modification of this Lease, in form satisfactory to Landlord in all respects within ten (10) days of Landlord's notice of partial termination, which modification of this Lease shall provide that the number of rentable square feet of the Premises shall be decreased by, and the Monthly Base Rent and Additional Rent payable by Tenant hereunder shall be adjusted in proportion to, the number of rentable square feet of the Premises affected by such termination, as determined by Landlord.

    Notwithstanding anything to the contrary contained in Section 7.f, above, if Tenant delivers written notice to Landlord within five (5) business days after receipt of Landlord's Recapture Notice that Tenant elects to rescind its request to assign the Lease or sublet all or any portion of the Premises, as applicable, the lease termination effectuated with respect to such Landlord's Recapture Notice shall be null and void and this Lease shall continue in full force and effect in accordance with its terms.

    Upon any assignment of this Lease or sublease of fifty percent (50%) or more of the Premises (except any assignment of this Lease or any sublease of all or any portion of the Premises to a Permitted Transferee), any and all rights of Tenant to extend the Term shall terminate, it being understood that any and all such rights are personal to Tenant (and not to any assignee or subtenant) and are not appurtenant to the Premises or this Lease. Upon any assignment of this Lease or sublease of twenty-five percent (25%) or more of the Premises (except any assignment of this Lease or any sublease of all or any portion of the Premises to a Permitted Transferee), any and all rights of first refusal, rights of first negotiation, and expansion rights of Tenant shall terminate, it being understood that any and all such rights are personal to Tenant (and not to any assignee or subtenant) and are not appurtenant to the Premises or this Lease. In addition to the administrative fee described in Section 7.a.(7), above, Tenant shall reimburse Landlord for its reasonable attorneys' fees and other third party expenses incurred in reviewing any requested consent whether or not such consent is granted. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant's rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

    Notwithstanding any consent by Landlord to an assignment or subletting, Tenant shall remain primarily liable for the performance of all covenants and obligations contained in this Lease. Each approved assignee or subtenant shall also automatically become liable for the obligations of Tenant hereunder. Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person. Collection or acceptance of Annual Base Rent or Additional Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

    Notwithstanding anything contained herein to the contrary, the consent requirement set forth in Section 7a, above, shall not be applicable to any assignment of this Lease or subletting of the Premises to an Affiliate of Tenant; provided, however, that in each instance, Tenant shall give Landlord at least thirty (30) days prior written notice of any proposed sublease or assignment to an Affiliate (the "Affiliate Transfer Notice"), which Affiliate Transfer Notice shall contain information and documentation reasonably acceptable to Landlord evidencing to Landlord's reasonable satisfaction that the proposed assignee or subtenant is an Affiliate, and a copy of the proposed assignment or sublease document. As used herein, the term "Affiliate" shall refer to a person or entity that controls (hereinafter defined), is controlled by, or is under common control with Tenant. "Control" as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity in question, whether through ownership of voting securities or by contract.

    k. Notwithstanding anything to the contrary contained in this Section 7, Tenant shall also have the right, without Landlord's consent, but upon thirty (30) days advance written notice to Landlord (the "Permitted Transferee Notice"), to assign this Lease or sublet all or any portion of the Premises to the following (each a "Permitted Transferee"):

    (i) Any entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions regarding merger and consolidation of entities, so long as:

    (1) Tenant's obligations hereunder are assumed in writing (or by operation of applicable law) by the entity surviving such merger or created by such consolidation;

    (2) The net worth and general creditworthiness of the surviving or created entity are not less than the net worth and general creditworthiness of Tenant as of the date hereof; and

    (3) Landlord is provided complete, accurate and up-to-date financial statements for such surviving or created entity.

    (ii) Any corporation that acquires all or substantially all of Tenant's assets or stock, if such corporation's net worth and general creditworthiness after such acquisition is not less than the net worth and general creditworthiness of Tenant as of the date hereof, provided Tenant's obligations hereunder are assumed in writing by such corporation.

    Tenant shall provide a copy of the document creating such transfer within ten (10) days after the transfer, or as soon thereafter as Tenant is permitted to provide such document pursuant to applicable law or pursuant to the terms of any confidentiality agreement to which Tenant may be bound. Tenant may require that Landlord to enter into a confidentiality and nondisclosure agreement reasonably satisfactory to Landlord prior to delivering such document to Landlord.

    8. Improvements and Fixtures.

    Tenant shall neither make nor allow any alterations, decorations, replacements, changes, additions or improvements (collectively referred to as "Alterations") to the Premises or any part thereof that will or may adversely affect the mechanical, electrical, plumbing, HVAC or other systems or which will or may affect the exterior or structure of the Building, without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion. Tenant shall not make or allow any other kind of Alterations to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All of such Alterations, structural or otherwise, must conform to (i) the Construction Rules and Regulations (hereinafter defined); and (ii) such other rules and regulations as are established from time to time by Landlord. All Alterations must be performed in a good and workmanlike manner, must comply with all applicable building codes, laws and regulations (including, without limitation, the Americans With Disabilities Act, as amended), shall not require any changes to or modifications of any of the mechanical, electrical, plumbing, HVAC or other systems or the exterior or structure of the Building, and shall otherwise be constructed in strict accordance with the terms and conditions of this Section 8. If any Alterations made by or on behalf of Tenant requires Landlord to make any alterations or improvements to any part of the Building in order to comply with applicable law (including without limitation the Americans With Disabilities Act, as amended), Tenant shall pay all reasonable costs and expenses incurred by Landlord in connection with such alterations or improvements. Prior to undertaking any Alterations in the Premises, Tenant shall furnish to Landlord duplicate original policies or certificates thereof of worker's compensation insurance (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration), builder's all-risk insurance, and comprehensive public liability insurance (including property damage coverage) in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, including Landlord and its agents, and any mortgagee as additional insureds.

    It is understood and agreed by Landlord and Tenant that any Alterations undertaken in the Premises shall be constructed at Tenant's sole expense. The costs of Alterations shall include, without limitation, the cost of all architectural work, engineering studies, materials, supplies, plans, permits and insurance. If requested by Landlord, Tenant shall provide to Landlord evidence reasonably satisfactory to Landlord of Tenant's ability to pay for such Alterations (including, but not limited to, a payment or performance bond). No consent by Landlord to any Alterations shall be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanic's or materialman's liens which may be filed in respect to such Alterations made by or on behalf of Tenant. If Landlord gives its consent as specified in Section 8.a. above, Landlord may impose as a condition to such consent such requirements as Landlord may deem necessary or desirable, in its sole discretion exercised in good faith, including, without limitation, the right to approve the plans and specifications for any work, supervision of the work by Landlord or its agents or by Landlord's architect or contractor and the payment to Landlord or its agents, architect or contractor of a reasonable construction supervision fee in connection therewith (the "Alteration Supervision Fee"), the right to require reasonable security for the full payment of any work and the right to impose reasonable requirements as to the manner in which or the time or times at which work may be performed. Notwithstanding the foregoing, if an Alteration does not take a building permit to undertake and could not affect the structure or safety of the Building or adversely affect the electrical, plumbing or mechanical systems of the Building, then Landlord shall waive such Alteration Supervision Fee with respect to such Alteration. Landlord shall also have the right to approve the contractor or contractors who shall perform any Alterations, repairs in, to or about the Premises, which approval shall not be unreasonably withheld, conditioned or delayed, and to post notices of non-responsibility and similar notices, as appropriate. In addition, immediately after completion of any Alterations, Tenant shall assign to Landlord any and all warranties applicable to such Alterations and shall provide Landlord with as-built plans of the Premises depicting such Alterations.

    Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, or arising from any other obligation incurred by Tenant. If any mechanic's or materialmen's lien is filed against the Premises, the Building and/or the Land for work claimed to have been done for or materials claimed to have been furnished to Tenant, such lien shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by filing any bond required by law. If Tenant shall fail to timely discharge any such mechanic's or materialman's lien, Landlord may, at its option and upon written notice to Tenant, discharge the same and treat the cost thereof as Additional Rent payable with the installment of rent next becoming due; it being expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Tenant shall indemnify and hold harmless Landlord, the Premises and the Building from and against any and all expenses, liens, claims, actions or damages to person or property in connection with any such lien or the performance of such work or the furnishing of such materials. Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgment of Landlord be necessary to protect Landlord against liability for all such liens or actions.

    Any Alterations of any kind to the Premises or any part thereof, except Tenant's furniture and moveable trade fixtures, shall at once become part of the realty and belong to Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Term hereof; provided, however, that Landlord may, by written notice to Tenant at least sixty (60) days prior to the end of the Term, require Tenant to remove any Removal Alterations (hereinafter defined) and to repair any damage to the Building and/or the Premises caused by such removal, all at Tenant's sole expense. As used herein, the term "Removal Alterations" shall mean any Alterations: (i) which Landlord, in response to a Removal Inquiry (hereinafter defined) by Tenant, indicated to Tenant must be removed by Tenant at the end of the Term; and (ii) with respect to which Tenant did not make inquiry of Landlord at the time Tenant sought Landlord's approval of such Alteration (in accordance with the provisions of Section 8.a, above). As used herein, the term "Removal Inquiry" shall mean an inquiry by Tenant, made to Landlord contemporaneously with Tenant's request for approval of an Alteration, as to whether or not such Alteration need be removed by Tenant at the end of the Term. Any article of personal property, including business and trade fixtures, not attached to or built into the Premises (or personal property temporarily affixed to the Premises by bolts or screws that can be removed without damage to the Premises or the Building), which were installed or placed in the Premises by Tenant at its sole expense, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder and provided that Tenant repairs any damage to the Premises or the Building caused by such removal. Notwithstanding anything to the contrary contained herein, Tenant hereby expressly acknowledges and agrees that Tenant shall, prior to the end of the Term or the earlier termination of this Lease, as applicable, remove from the Premises (including the plenum) and the Building all wiring, cabling, conduit and appurtenant hardware installed by, or for the benefit of, Tenant (or any assignee of the Lease or any sublessee of any portion of the Premises) and repair any damage to the Premises and/or Building caused by such removal, all at Tenant's sole expense.

    9. Utilities and Services.

    Landlord shall furnish the following utilities and services to the Premises: electric current furnished by the base Building electrical system twenty-four (24) hours a day; hot and cold water twenty-four (24) hours a day; lavatory supplies; heat and air-conditioning during the appropriate seasons of the year as reasonably required; elevator service; and trash removal, cleaning and char service (after Normal Business Hours (herein defined) Monday through Friday, excluding Holidays (hereinafter defined)). Landlord shall not diminish the electrical capacity furnished by the base Building electrical system as of the Effective Date. Heating and air conditioning shall be provided to the Premises only during Normal Business Hours (i.e., Monday through Friday 7:00 a.m. to 7:00 p.m., and Saturday 8:00 a.m. to 2:00 p.m., excluding Holidays ("Normal Business Hours"). As used herein, the term "Holidays" shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. At times other than the Normal Business Hours and days aforesaid, central air conditioning and heating shall be provided to Tenant upon at least twenty-four (24) hours prior notice from Tenant, and upon payment by Tenant of the hourly charge established by Landlord from time to time for each hour (or a portion thereof) of after-hours usage. The current hourly charge for each hour (or any portion thereof) of after-hours usage of central air conditioning and heating is Forty-Five Dollars ($45.00) per hour (or any portion thereof) per floor (or any portion thereof) of the Building. Landlord shall use reasonable efforts to ensure that at least one (1) passenger elevator is operating in the Building twenty-four (24) hours per day, seven (7) days per week. All Building standard light bulbs and tubes in the Premises shall be replaced by Landlord and the reasonable cost thereof shall be included in Operating Expenses. In addition, Landlord may, upon written notice to Tenant and the expiration of a five (5) day cure period within which Tenant may cure the Unusual Condition (hereinafter defined), impose a reasonable additional charge for any additional or unusual services required to be provided by Landlord to Tenant because of the carelessness of Tenant, the nature of Tenant's business or the removal of any refuse and rubbish from the Premises (the "Unusual Condition"), except for discarded material placed in wastepaper baskets and left for emptying as an incident to Tenant's normal cleaning of the Premises. In the event that Landlord must temporarily suspend or curtail services because of accident and repair, Landlord shall provide Tenant with reasonable prior notice thereof (except in the event of an emergency, in which case no prior notice shall be required), and Landlord shall have no liability to Tenant for such suspension or curtailment or due to any restrictions on use arising therefrom or relating thereto, and Landlord shall proceed diligently to restore such service. In connection with Landlord's activities to restore such service, Landlord shall use reasonable efforts not to materially and adversely interfere with Tenant's business operations in the Premises. No interruption or malfunction of any such services shall constitute an actual or constructive eviction or disturbance of Tenant's use and possession of the Premises, the Building or the parking garage or parking areas in or around the Building or constitute a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant's obligations hereunder (including the obligation to pay rent) or grant Tenant any right of setoff or claim against Landlord or constitute a constructive or other eviction of Tenant. Notwithstanding the foregoing, in the event that the interruption or cessation of any essential service(s) or utilities required to be provided by Landlord hereunder: (i) results from Landlord's negligence or willful misconduct; (ii) is not caused by Tenant, its agents, employees, contractors, assignees, subtenants or invitees; (iii) renders any or all of the Premises untenantable for Tenant's business use therein; and (iv) exists for more than five (5) consecutive business days, then, provided Tenant in fact ceases to use the Premises (or portion thereof) during the entirety of such period of cessation or interruption, commencing on the sixth (6th) business day after such interruption, Monthly Base Rent hereunder shall be abated until such services or utilities are restored or Tenant commences to use the untenantable portion of the Premises. The foregoing abatement of Monthly Base Rent shall be Tenant's sole and exclusive remedy resulting from such interruption or cessation. In the event of any such interruption, Landlord shall use reasonable diligence to restore such services.

    Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises, including, without limitation, electric data processing machines, punch card machines and machines using current in excess of 220 volts (or in excess of .60 kilowatt hours per square foot of usable area in the Premises per month, as determined by Landlord) which will in any way increase the amount of the electricity or water which would otherwise be furnished or supplied for the intended use of the Premises under this Section 9; and Tenant will not connect to electric current any apparatus or device for the purpose of using electric current or water, except through existing electrical outlets in the Premises or water pipes. Notwithstanding anything to the contrary contained herein, Landlord shall not require Tenant to remove any apparatus or device installed by Tenant in the Premises pursuant to the DB Sublease if, prior to such installation by Tenant, Landlord consented to such installation in writing. If Tenant shall require water or electricity in excess of that which would otherwise be furnished or supplied for the intended use of the Premises, Tenant shall first secure the written consent of Landlord for the use thereof, which consent Landlord may refuse in its absolute discretion. Landlord may condition its consent upon the requirement that a water meter or electric current meter be installed in the Premises, so as to measure the amount of water and electric current consumed for any such excess use. The cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant promptly upon demand by Landlord or, if Tenant is billed separately therefor, promptly upon receipt of a bill for same. Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

    Landlord and Tenant hereby acknowledge and agree that, prior to the Commencement Date (or, if earlier, prior the ROFO Space Commencement Date with respect to any Available Space leased by Landlord to Tenant), Tenant shall install (if separate meters (and/or submeters) have not previously been installed), at Tenant's sole cost and expense, separate meters (or submeters) to measure the electric current consumed by all Tenant equipment which requires above Building standard electrical capacity. Throughout the Term, Tenant shall pay for all electricity consumed by such equipment, as measured by such meters or submeters. At Landlord's sole option, Tenant shall pay for such utility usage directly to the utility supplying same or Tenant shall reimburse Landlord for such cost within thirty (30) days after Tenant's receipt of an invoice therefor. Unless Tenant is paying for such electricity directly to the utility company supplying same, Tenant shall permit Landlord, or Landlord's agent, during normal business hours, to access the Premises in order to read any such meter or submeter. Tenant acknowledges that Landlord has the right to install, at Tenant's sole cost and expense, electrical usage monitoring equipment selected by Landlord to ensure that Tenant's electrical usage does not exceed the connected load allocable to the Premises.

    Tenant hereby expressly acknowledges and agrees that for so long as Deutsche Bank is a tenant or occupant of the Building: (i) Deutsche Bank shall be responsible for the operation, repair and maintenance of the Supplemental Electrical System (hereinafter defined), unless Landlord notifies Tenant that Landlord is assuming responsibility for the operation, repair and maintenance of such system, in which event the terms of Section 9.f, below, shall apply; and (ii) Tenant shall contract with Deutsche Bank for the use of the Supplemental Electrical System. As used herein, the term "Supplemental Electrical System" means the electrical utility service (including but not limited to all feeder and distribution cables, busses and buss ducts, switchboards, transfer switches, disconnects, panel boards, circuit breakers, fuses, transformers, battery chargers, uninterruptible power supply ("UPS") units, PDU's, and generator sets) installed in the Building and on the roof of the Building. Tenant hereby expressly acknowledges that Tenant may not be the sole user of the Supplemental Electrical System and that other tenants in the Building may utilize same.

    Notwithstanding anything to the contrary contained in this Section 9, Tenant hereby expressly acknowledges and agrees that if, at any point during the Term, Deutsche Bank is not a tenant or occupant of the Building that Tenant shall be solely responsible, at Tenant's sole cost and expense, for the operation, repair and maintenance of the Supplemental Electrical System. If Tenant is solely responsible for the operation, repair and maintenance of the Supplemental Electrical System pursuant to the terms of this Section 9.e, throughout the Term, Tenant shall (i) cause the Supplemental Electrical System to comply with all applicable laws, statutes and ordinances, including the Environmental Laws (hereinafter defined); (ii) cause engineers, including environmental engineers, acceptable to Landlord to inspect the Supplemental Electrical System at least once a year to insure that such system is functioning properly and that no Hazardous Materials (hereinafter defined) are emanating therefrom; (iii) maintain the Supplemental Electrical System in good order and repair; (iv) maintain insurance coverages with respect thereto as are required by Landlord from time to time; and (v) maintain all permits and governmental approvals necessary for the operation of the Supplemental Electrical System. Tenant shall immediately report to Landlord if Tenant determines that the Supplemental Electrical System is not functioning properly, is leaking or is in violation of any applicable laws, including the Environmental Laws. Tenant shall immediately repair all equipment malfunctions or violations of law arising out of the operation of the Supplemental Electrical System. At Landlord's request, Tenant shall enter into annual service contracts with reputable engineering firms approved by Landlord in Landlord's reasonable discretion, including environmental engineering firms, for the inspection, maintenance and repair of the Supplemental Electrical System, and Tenant shall provide such service contracts to Landlord on demand. Should Tenant fail to properly maintain or repair such equipment or, upon Landlord's request, to enter into the service contracts described above, Landlord may, but shall not be obligated to, undertake such maintenance or repairs or enter into such service contracts, and all such costs shall constitute Additional Rent hereunder.

    Notwithstanding anything to the contrary contained in this Section 9, if (i) Tenant shall be solely responsible, at Tenant's sole cost and expense, for the operation, repair and maintenance of the Supplemental Electrical System pursuant to the terms of Section 9.e, above, and (ii) a third-party tenant or occupant of the Building leases or occupies space in the Building which is connected to the Supplemental Electrical System, then Landlord may, by the delivery of written notice to Tenant, elect to assume the responsibility for the operation, repair and maintenance of the Supplemental Electrical System in accordance with the terms of this Section 9.f. If Landlord assumes the responsibility for the operation, repair and maintenance of the Supplemental Electrical System pursuant to the terms of this Section 9.f, Tenant shall be responsible for paying its SESM Proportionate Share (hereinafter defined) of all out-of-pocket costs incurred by Landlord in operating, repairing and maintaining the Supplemental Electrical System (the "Supplemental Electrical System Maintenance Costs") in accordance with the terms and conditions set forth below. As used herein, the term "SESM Proportionate Share" means the percentage of the total distributed electrical capacity of the Supplemental Electrical System which is being utilized by Tenant (on a connected load basis), as reasonably estimated by Landlord. For each calendar year (or partial calendar year) during the Term in which Landlord is responsible for the operation, repair and maintenance of the Supplemental Electrical System, Landlord shall estimate Tenant's SESM Proportionate Share of the Supplemental Electrical System Maintenance Costs and Tenant shall pay Landlord one-twelfth (1/12) of such amount on each monthly payment date of Monthly Base Rent under this Lease. Within one hundred twenty (120) days after the expiration of each calendar year (or partial calendar year) during the Term (or as soon as reasonably practicable thereafter) in which Landlord is responsible for the operation, repair and maintenance of the Supplemental Electrical System, Landlord shall furnish to Tenant a statement showing the actual Supplemental Electrical System Maintenance Costs for such calendar year. In the case of an underpayment, Tenant shall, within thirty (30) days after the receipt of such statement, pay to Landlord an amount equal to such underpayment or, in the case of an overpayment, Landlord shall credit the next payment of Monthly Base Rent by Tenant with an amount equal to such overpayment, or, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within thirty (30) days after the expiration of the Term, or as soon thereafter as reasonably practicable. The obligations of Landlord and Tenant set forth in this Section 9.f shall survive the expiration or earlier termination of this Lease.

    After the Commencement Date (or, if earlier, after the ROFO Space Commencement Date with respect to any Available Space leased by Landlord to Tenant), Tenant shall not install equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes (other than diminimus changes), replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Building (including the Supplemental Electrical System and the Supplemental HVAC System (hereinafter defined)) without first obtaining the prior written consent of Landlord, which consent may be conditioned upon, but not limited to, Tenant first securing at its expense additional capacity for any said service in the Building; provided, however, Tenant shall be responsible for paying for any excess utility consumption arising from any such change, replacement, use or addition, such payments to be based on Landlord's reasonable estimate or, at Landlord's option, a submeter or similar device to measure such usage (said device to be installed at Tenant's expense). Additionally, in the event that Landlord reasonably determines that Tenant's electrical consumption exceeds standard office use, Tenant shall pay the amount of such excess electrical consumption, as reasonably determined by Landlord, within thirty (30) days after demand therefor. Machines, equipment and materials belonging to Tenant which cause vibration, noise, cold, heat, fumes or odors that may be transmitted outside of the Premises to such a degree as to be reasonably objectionable to Landlord or to any other tenant in the Building shall be treated by Tenant at its sole expense so as to eliminate such objectionable condition, and shall not be allowed to operate until such time as the objectionable condition is remedied to Landlord's satisfaction.

    Tenant shall comply, at its sole cost and expense, with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called "regulations") of any governmental body having jurisdiction over the Premises or the Building, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") including, but not limited to, the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord reserves the right (i) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, (ii) to require Tenant to arrange for waste product collection at Tenant's sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and (iii) to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any such regulations. Notwithstanding the foregoing, if Tenant is unable to comply with Landlord's standard procedures regarding the internal collection, sorting, separation and recycling of waste products, Landlord, upon written notice to Tenant and the expiration of a five (5) day cure period, shall use reasonable efforts to arrange for alternative procedures for Tenant, and Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.

    Throughout the Term, Tenant shall be provided with access to the Building, the Parking Facility (hereinafter defined) and the Premises twenty-four (24) hours a day, 365 days a year, subject to applicable law and events of force majeure. The Building's main entrance doors and elevators shall be equipped with a card reader security system or other similar security access system. Tenant shall be permitted to retain the access cards received by Tenant from Deutsche Bank in order to provide Tenant with continued access to the Premises from and after the Commencement Date. Tenant shall be responsible for the cost of any additional or replacement access cards requested by Tenant. Except in the event of the negligence or willful misconduct of Landlord, Landlord shall not be responsible for the quality, action or inaction of the Building's or Premises' access system or for any damage or injury to Tenant, its employees, agents, invitees or their respective property resulting from any failure, action or inaction of the Building's and/or Premises' access systems. As of the Effective Date, at least two (2) security officers are stationed in the Building at all times; provided, however, Landlord reserves the right from time to time, upon prior written notice to Tenant, to reduce (or eliminate) the days and/or the time(s) of day on which security officers are stationed in the Building.

    During the Term, Tenant shall have the right to continue to display the Interior Signage (hereinafter defined). Tenant shall be solely responsible for repairing and maintaining the Interior Signage installed by Tenant in a first-class condition throughout the Term. Tenant shall remove the Interior Signage at the end of the Term and shall restore the portions of the Building affected by such removal to their condition immediately prior to the installation of such signage. If Tenant fails to remove all Interior Signage at the expiration of the Term or fails to restore the portions of the Building affected by such removal, Landlord may, but shall not be obligated to remove such Interior Signage and/or restore the portion of the Building affected thereby, and Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord with respect to such removal and/or restoration immediately upon demand therefor. As used herein, the term "Interior Signage" shall mean any and all signage located in or upon the interior common areas (including the main elevator lobby) of the Building (or in or upon the elevator lobbies on the floors of the Building which contain portions of the Premises) depicting Tenant's name and/or Tenant's logo, which signage (and the installation and location thereof) has been previously approved in writing by Landlord prior to the Commencement Date in connection with the DB Sublease. Notwithstanding anything to the contrary contained herein, Tenant hereby expressly acknowledges and agrees that if at any time during the Term Tenant is not then leasing and in occupancy (i.e. Tenant has not sublet or vacated such space) of at least fifty thousand (50,000) rentable square feet of office space in the Building pursuant to the Lease, then, at Landlord's option, Tenant shall remove all Interior Signage (except for Interior Signage located in or upon the elevator lobbies on the floors of the Building on which Tenant is the sole occupant) and shall restore the portions of the Building affected by such removal to their condition immediately prior to the installation of such signage (which removal and restoration shall be undertaken by Tenant in accordance with the terms and conditions of this Section 9.j within thirty (30) days after receipt of notice from Landlord).

    During the Term, Landlord shall continue to display the directory strips bearing Tenant's name in the directory board located in the main lobby of the Building which exist as of the Commencement Date; provided, however, that in no event shall Tenant be entitled to more than Tenant's proportionate share of such directory strips.

    Landlord shall maintain the common areas of the Building, the roof, foundation and structural walls of the Building, the base Building systems (including the base Building mechanical, electrical, plumbing and HVAC systems serving the Premises), the fire and life safety system and the Parking Facility, unless Tenant is otherwise responsible for such maintenance pursuant any provision of this Lease, or unless the need for such maintenance arose as the result of (i) any act or omission of Tenant, its agents, contractors, employees, invitees, assignees or subtenants or (ii) Tenant's particular use of the Premises.

    Landlord shall provide, no later than January 1, 2008, a fitness facility in the Building (the "Fitness Facility"), the size, location and other attributes (including equipment and personnel) of which shall be determined by Landlord in its sole discretion. Landlord and Tenant hereby acknowledge and agree that (1) Landlord shall permit Tenant's employees to use the Fitness Facility, subject to such rules and regulations as Landlord may promulgate from time to time with respect to the use of the Fitness Facility, (2) Landlord may charge each of Tenant's employees who want to use the Fitness Facility a commercially reasonable monthly fee for such privilege, provided that such fee shall not exceed the lowest monthly fee offered by Landlord to employees of other tenants of the Building, (3) any use of the Fitness Facility by Tenant, or its employees, shall be at their sole risk and Landlord reserves the right to require that Tenant and any of its employees who want to use the Fitness Facility (a) obtain medical clearances from their physicians, and (b) sign waivers of liability acceptable to Landlord, and (4) Landlord shall not be responsible for any injury, loss or damage suffered by Tenant, or its employees, arising out of or in any way connected with or related to their use of the Fitness Facility. All costs of operating and maintaining the Fitness Facility, including any and all costs associated with staffing the Fitness Facility, shall be included in Operating Expenses.

    10. Rights of Landlord.

    Landlord reserves the following rights:

      subject to the terms of Section 10.f, below, to change the name or street address of the Building with thirty (30) days prior notice to Tenant;

      to approve the design, location, number, size and color of all signs or lettering on the Premises or visible from the exterior of the Premises;

      to have pass keys and/or access cards to the Premises and key codes or cards for the telephone access system installed by Tenant;

      to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, provided that the granting of such exclusive right shall not materially and adversely affect Tenant's business operations in the Premises;

      to enter the Premises at any reasonable time for inspection upon reasonable prior notice to Tenant (which notice may be oral), or at any time, without prior notice, in the event of any emergency; to supply any service to be provided by Landlord hereunder; to submit the Premises to prospective purchasers or tenants; to post notices of non-responsibility; and to make repairs, alterations, additions or improvements to the Premises or the Building; and

      to approve the design, location, number, size and color of all signs located on the exterior of the Building.

    Without limiting the generality of the provisions of Section 10.a., above, at any time during the Term of this Lease, Landlord shall have the right to remove, alter, improve, renovate or rebuild the common areas of the Building (including, but not limited to, the lobby, hallways and corridors thereof), and to install, repair, replace, alter, improve or rebuild in the Premises, other tenants' premises and/or the common areas of the Building (including the lobby, hallways and corridors thereof), any mechanical, electrical, water, sprinkler, plumbing, heating, air conditioning and ventilating systems, at any time during the Term of this Lease. In connection with making any such installations, repairs, replacements, alterations, additions and improvements under the terms of this Section 10, Landlord shall have the right to access through the Premises as well as the right to take into and upon and through the Premises or any other part of the Building, all materials that may be required to make any such repairs, replacements, alterations, additions or improvements, as well as the right in the course of such work to close entrances, doors, corridors, elevators or other facilities located in the Building or temporarily to cease the operations of any services or facilities therein or to take portion(s) of the Premises reasonably necessary in connection with such work, without being deemed or held guilty of an eviction of Tenant; provided, however that Landlord agrees to use all reasonable efforts not to interfere with or interrupt Tenant's business operation in the Premises. Landlord shall have the right to install, use and maintain pipes and conduits in and through the Premises, including, without limitation, telephone and computer installations, provided that they do not permanently materially adversely affect (i) Tenant's access to or use of the Premises, or (ii) the aesthetic appearance of the Premises. In connection with Landlord's (or its agent's) entry into the Premises pursuant to the terms of this Section 10, Tenant shall have the right to have a representative of Tenant present during such entry (except in the event of an emergency), provided that Tenant makes such representative present at the time of Landlord's (or its agent's) entry to the Premises. In connection with Landlord's activities pursuant to this Section 10.b, Landlord will use reasonable efforts not to materially and adversely interfere with Tenant's business operations in the Premises for a prolonged period of time. Notwithstanding anything to the contrary contained herein, if as a direct result of Landlord's activities pursuant to this Section 10.b, the Premises or any portion thereof are rendered untenantable for five (5) consecutive business days and Tenant ceases to use the Premises (or the untenantable portion thereof), then Monthly Base Rent hereunder shall abate proportionately (based on the number of square feet rendered untenantable) as of the sixth (6th) business day after the Premises (or any portion thereof) are rendered untenantable until the Premises or such portion thereof are again tenantable or are again used by Tenant, unless such work performed by Landlord is requested by, or is for the benefit of, Tenant or is required to comply with any applicable law or as a result of any damage caused by Tenant or any employee, contractor, subtenant, assignee or agent of Tenant, in which case no Monthly Base Rent shall abate.

    Except for injury or death to persons or damage to property caused by the negligence or willful misconduct of Landlord, its agents or employees, Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from Landlord's exercise of any rights under this Section 10, all claims against Landlord for any and all such liability being hereby expressly released by Tenant. Landlord shall not be liable to Tenant for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant. The Rent reserved herein shall not abate while the Landlord's rights under this Section 10 are exercised (except as otherwise expressly set forth in Section 10.b, above), and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant.

    Landlord shall have the right to use any and all means which Landlord may deem proper to open all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, in any emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

    Notwithstanding anything to the contrary contained herein, in connection with any entry by Landlord into the Premises pursuant to this Section 10 (except for any entry necessitated by emergency), Tenant shall have the right to have a Tenant representative accompany Landlord during its entry into the Premises, provided that Tenant makes such representative available at such time.

    Notwithstanding anything to the contrary contained herein, provided that (i) Tenant (and not any assignee, subtenant or licensee of Tenant (other than a Permitted Transferee)) leases and occupies (i.e. Tenant has not sublet or vacated such space) the entire Premises, and (ii) Tenant is not in default of the Lease, Landlord shall not permit the Building to be named for any other tenant of the Building without Tenant's prior consent. Tenant hereby expressly acknowledges and agrees that the terms of this Section 10.f are for the benefit of Stifel, Nicolaus & Company Incorporated only and shall not be applicable to any assignee, subtenant or licensee of Tenant (other than a Permitted Transferee).

    11. Liability.

    Landlord and its agents, officers, directors and employees assume no liability or responsibility whatsoever with respect to the conduct or operation of the business to be conducted in the Premises and shall have no liability for any claim of loss of business or interruption of operations (or any claim related thereto). Landlord and its agents, officers, directors and employees shall not be liable for any accident to or injury to any person or persons or property in or about the Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Premises. Tenant agrees to hold Landlord and its agents, officers, directors and employees harmless against all such claims, except to the extent resulting from Landlord's negligence or willful misconduct. Landlord and its agents, officer, directors and employees shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, compensation or claim arising out of or related to managing the Premises or the Building, repairing any portion of the Premises or the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord and its agents, officers, directors and employees, Tenant, or any other person or persons whatsoever) or failure of elevators, or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part of portion of the Premises or the Building, or from water, rain or snow that may leak into or flow from any part of the Premises or the Building, or from any other cause whatsoever, unless occasioned by the willful misconduct or acts of negligence of Landlord. In no event shall Landlord be liable for punitive or consequential damages, nor, except as otherwise expressly set forth herein, shall Landlord be liable with respect to utilities furnished to the Premises, or the lack of any utilities. Any goods, property or personal effects, stored or placed by Tenant in or about the Premises or in the Building, shall be at the sole risk of Tenant, and Landlord and its agents, officers, directors and employees shall not in any manner be held responsible therefor, except if such injury or damage results from Landlord's negligence or willful misconduct. The agents and employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such agent or employee receives any such package or articles, such agent or employee shall be the agent of Tenant for such purposes and not of Landlord.

    Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way arising from (i) Tenant's use and occupancy of the Premises or in any other manner which relates to the business of Tenant, including, but not limited to, any cost, damage, claim, liability or expense arising from any violation of any zoning, health, environmental or other law, ordinance, order, rule or regulation of any governmental body or agency; (ii) the negligence or willful misconduct of Tenant, its officers, directors, employees and agents; or (iii) injury or death to individuals or damage to property sustained in or about the Premises.

    Except as may be the result of the negligence or willful misconduct of Tenant or its employees, contractors, invitees, subtenants, licensees or agents, and subject to the terms of Sections 11.d and 12.d, below, Landlord shall, and hereby does, indemnify, hold harmless and defend Tenant against any and all claims, loss, damages, liabilities, costs or expenses (including reasonable attorneys' fees) incurred by Tenant and relating to bodily injury or property damage arising from the negligence or willful misconduct of Landlord or any agent or employee of Landlord, in connection with the use, management or operation of the Building. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord be liable to Tenant on account of any claims for any lost business or profits or indirect or consequential losses or damages or any punitive damages.

    Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree that in the event that the Building, the Premises or the contents thereof are damaged or destroyed by fire or other casualty, each party hereto waives its rights, if any, against the other party with respect to such damage or destruction to the extent such damage or destruction is covered under the property insurance policy(ies) of the party waiving such rights (or would have been covered had the party waiving such rights carried the property insurance required hereunder to be carried by such party). All policies of fire and/or extended coverage or other insurance covering the Premises or the contents thereof obtained by Landlord or Tenant shall contain a clause or endorsement providing in substance that (i) such insurance shall not be prejudiced if the insureds thereunder have waived in whole or in part the right of recovery from any person or persons prior to the date and time of loss or damage, if any, and (ii) the insurer waives any rights of subrogation against Landlord (in the case of Tenant's insurance policy) or Tenant (in the case of Landlord's insurance policy), as the case may be.

    12. Insurance.

    Tenant shall maintain at all times during the Term hereof and at its sole cost and expense, broad-form commercial general liability insurance for bodily injury and property damage including Landlord as an additional insured, in such amounts as are adequate to protect Landlord and Landlord's managing agents against liability for injury to or death of any person in connection with the use, operation or condition of the Premises. Such insurance at all times shall be in an amount of not fewer than Five Million Dollars ($5,000,000) combined single limit aggregate for bodily injury or death or damage to property. If, in the reasonable opinion of the insurance broker retained by Landlord, the amount of public liability and property damage insurance coverage at any time during the Term is not adequate, Tenant shall increase the insurance coverage as reasonably required by Landlord's insurance broker; provided, however, that in no event must such insurance amount be increased if, at the time of such proposed increase, Tenant is carrying public liability and property damage insurance in amounts comparable to the amounts of public liability and property damage insurance being carried by comparable office tenants in office buildings comparable in age, size and location to the Building; provided, however, in no event shall Tenant be required to increase Tenant's insurance coverage pursuant to the terms of this sentence more than once in any two (2) year period. In no event shall the limits of such policy be considered as limiting the liability of Tenant under this Lease.

    Tenant shall at all times during the Term hereof maintain in effect policies of insurance covering the Leasehold Improvements (including any Alterations, additions or improvements as may be made by Tenant after the Commencement Date (or, if Tenant leases any Available space from Landlord, after any ROFO Space Commencement Date), interior plate glass, trade fixtures, merchandise and all other personal property from time to time in or on the Premises, in an amount not less than ninety percent (90%) of their actual replacement cost, providing protection against all risks covered by standard form of "Fire and Extended Coverage Insurance," together with insurance against vandalism and malicious mischief. Tenant shall also maintain at its sole cost and expense workman's compensation insurance in the maximum amount required by law.

    All insurance required to be carried by Tenant shall be issued by responsible insurance companies, qualified to do business in the State of Maryland and reasonably acceptable to Landlord. Each policy shall include Landlord, Landlord's mortgagee and the property management company retained by Landlord at the Building, as additional insureds, and shall contain a provision that the same may not be cancelled, permitted to lapse or reduced without providing Tenant (who will then forward to Landlord) not fewer than thirty (30) days prior written notice. Certificates of insurance (ACORD 28 only) evidencing the existence and amounts of said insurance shall be delivered to Landlord no later than five (5) days prior to the Commencement Date (or, if Tenant leases any Available space from Landlord, no later than five (5) days prior to any ROFO Space Commencement Date), and renewals thereof shall be delivered to Landlord at least thirty (30) days prior to the expiration of any such policy. If Tenant fails to adhere to the requirements of this Section 12, Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be deemed Additional Rent hereunder and shall be payable by Tenant upon demand. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies provided in this Lease. Any policy may be carried under so-called "blanket coverage" form of insurance policies. Tenant shall obtain and furnish evidence to Landlord of the waiver by Tenant's insurance carriers of any right of subrogation against Landlord and Landlord's management company at the Building.

    Each party hereby waives any and every right or cause of action for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered by valid and collectible fire, extended coverage, "All Risk" or similar policies, maintained by such party or required to be maintained by such party under this Lease, but only to the extent that such loss or damage is covered under said insurance policies (if such policy or policies have been obtained) or would have been covered if such party had obtained the required insurance coverage hereunder. Written notice of the terms of said mutual waivers shall be given to each insurance carrier and said insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

    During the Term, Landlord shall maintain a policy of casualty insurance covering the Building in such amounts and with such other coverages as are normally and customarily carried by prudent owners of comparable office buildings located in the Baltimore, Maryland area.

    13. Fire or Casualty.

    If the Premises or any part thereof shall be damaged by fire or any other cause, Tenant shall give prompt notice thereof to Landlord, or Landlord shall give prompt notice thereof to Tenant. If, in the reasonable judgment of Landlord's architect, restoration of the Premises is feasible within a period of nine (9) months from the date of the damage, Landlord shall restore the Premises to the condition existing as of the Commencement Date (or, if Tenant leases any Available space from Landlord, on the applicable ROFO Space Commencement Date), provided that adequate insurance proceeds are made available to Landlord. Within sixty (60) days after the date of the damage (or as soon thereafter as is reasonably practicable), Landlord shall provide written notice to Tenant of the amount of time that Landlord's architect reasonably determines will be necessary to restore the Premises in accordance with the terms of this Section 13. Tenant agrees to make all proceeds of Tenant's insurance policies available to Landlord in accordance with Tenant's insurance obligations set forth in Section 12, above. In addition, Tenant shall repair and restore, at Tenant's sole expense, all Alterations, furniture, fixtures and other property of Tenant located in the Premises prior to such casualty. If the Premises are unusable (or Tenant is not able to access the Premises by any reasonable means of ingress or egress), in whole or in part, during such restoration, the Monthly Base Rent and Additional Rent hereunder shall be abated to the extent and for the period that the Premises are unusable (or inaccessible).

    If restoration is not feasible in the reasonable judgment of Landlord's architect within the aforesaid nine (9) month period, Landlord shall so notify Tenant (in accordance with the terms of Section 13.a, above), and Landlord and Tenant shall each have the right to terminate this Lease by giving written notice thereof to the other party within sixty (60) days after the occurrence of such damage, in which event this Lease and the tenancy hereunder shall terminate as of the date of such damage or destruction and the Monthly Base Rent and Additional Rent will be apportioned as of the date of such damage or destruction. If neither party exercises its right of termination, the Premises shall be restored as provided above.

    In case the Building is so severely damaged by fire or other casualty (although the Premises may not be affected) that Landlord shall decide in its sole discretion not to rebuild or reconstruct such Building, then this Lease and the tenancy hereunder shall terminate on the date specified by Landlord in a notice given no later than sixty (60) days after the date of such casualty.

    If (i) neither party terminates this Lease pursuant to the terms of this Section 13, and (ii) Landlord fails to restore the Premises in accordance with the terms of this Section 13 within twelve (12) months from the date such work is commenced, which twelve (12) month period shall be extended on a day for day basis, as the result of an event of force majeure or a delay caused by Tenant or any of its employees, contractors or agents, then Tenant shall have the right, during the thirty (30) day period immediately following the expiration of such twelve (12) month period (as such period may be extended as the result of an event of force majeure or a delay caused by Tenant or any of its employees, contractors or agents), to terminate this Lease by delivering a termination notice to Landlord, in which event this Lease shall terminate as of the date of the casualty.

    14. Eminent Domain.

    If the Premises or any part thereof shall be taken by any governmental or quasi-governmental authority pursuant to the power of eminent domain, Tenant shall make no claim for compensation in such proceedings and shall have no right to participate in any condemnation proceedings under any statutes, laws or ordinances of the State of Maryland. All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the interest of Landlord or Tenant, whether as damages or as compensation, will be the property of Landlord. In the event of such taking, Rent shall be paid to the date of vesting of title in the condemning authority. Notwithstanding the foregoing, Tenant may assert any claim that it may have against the condemning authority and receive such award therefor as may be allowed in the condemnation proceedings, if such award shall be made in addition to, and stated separately from, the award made for the Land and the Building or the part thereof so taken, and shall not reduce any award otherwise payable to Landlord.

    15. Subordination and Estoppel Certificates.

    This Lease shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building or any part thereof or the Land, and to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or any part thereof or the Land, or on or against Landlord's interest or estate therein or on or against any ground or underlying lease without the necessity of having further instruments on the part of Tenant to effect such subordination. Upon request of Landlord, Tenant will execute any further written instrument necessary to subordinate its rights hereunder to any such underlying leases or liens. If, at any time, or from time to time during the Term, any mortgagee shall request that this Lease have priority over the lien of such mortgage, and if Landlord consents thereto, this Lease shall have priority over the lien of such mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and interest thereon, and Tenant shall, within fifteen (15) days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease. In any event, however, if this Lease shall have priority over the lien of a first mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate mortgagee, without the written consent of the first mortgagee. Notwithstanding the foregoing, the subordination of the Lease pursuant to this Section 15.a shall be conditioned upon the receipt by Tenant from the current mortgagee(s) of the Building (as of the Commencement Date) of a subordination non-disturbance and attornment agreement(s) ("SNDA") for Tenant's benefit on such mortgagee's standard form of SNDA. Throughout the Term, upon Tenant's written request, Landlord shall use reasonable efforts to obtain from any future mortgagee an SNDA for Tenant's benefit on such mortgagee's standard form of SNDA. Tenant shall pay for (or reimburse Landlord for) all costs (including reasonable attorneys' fees) incurred by Landlord or any such mortgagee in connection with the negotiation and drafting of any such SNDA.

    In the event of: (i) a transfer of Landlord's interest in the Building, (ii) the termination of any ground or underlying lease of the Building, or the Land, or both, or (iii) the purchase or other acquisition of the Building, or Landlord's interest therein in a foreclosure sale or by deed in lieu of foreclosure under any mortgage or deed of trust, or pursuant to a power of sale contained in any mortgage or deed of trust, then in any of such events Tenant shall, at the request of Landlord or Landlord's successor in interest, attorn to and recognize the transferee or purchaser of Landlord's interest or the interest of the lessor under the terminated ground or underlying lease, as the case may be, as "Landlord" under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person or entity, as "Landlord," and Tenant, as "Tenant," except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord before such lease termination or before such person's succession to title, nor be subject to any offset, defense or counterclaim accruing before such lease termination or before such person's succession to title, nor be bound by any payment of Monthly Base Rent or Additional Rent before such lease termination or before such person's succession to title for more than one month in advance.

    Tenant agrees, at any time, and from time to time, upon not fewer than thirty (30) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the Term of the Lease has commenced and the full rental is now accruing hereunder; (iii) Tenant has accepted possession of the Premises and is presently occupying the same; (iv) all improvements required by the terms of the Lease to be made by Landlord have been completed and all tenant improvement allowances have been paid in full; (v) there are no offsets, counterclaims, abatements or defenses against or with respect to the payment of any rent or other charges due under the Lease; (vi) no rent under the Lease has been paid more than thirty (30) days in advance of its due date; (vii) to the best of the knowledge of the Tenant, Landlord is not in default in the performance of any covenant, agreement, provision or condition contained in the Lease or, if so, specifying each such default of which Tenant may have knowledge; (viii) the address for notices to be sent to Tenant; (ix) the only security deposit tendered by Tenant is as set forth in the Lease, and such security deposit has been paid to Landlord; and (x) any other information reasonably requested by Landlord or any mortgagee or ground lessor of the Building and/or the Land it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building or any part thereof, any mortgagee or prospective mortgagee thereof, any prospective assignee of any mortgage thereof, any ground lessor or prospective ground lessor of the Land and/or the Building, or any prospective assignee of any such ground lease. Tenant also agrees to execute and deliver from time to time such estoppel certificates as an institutional lender may require with respect to this Lease. Landlord agrees that within thirty (30) days after receipt of written notice from Tenant, Landlord shall deliver to Tenant, an estoppel certificate containing the same type of factual information that Tenant is required to provide to Landlord pursuant to the foregoing, with appropriate "best of knowledge" qualifications.

    16. Default and Remedies.

    If Tenant shall (i) fail to pay any installment of Monthly Base Rent within five (5) days of written notice from Landlord that such sum was due, or (ii) fail to make any payment of Additional Rent or any other payment required by the terms and provisions hereof, within five (5) days after written notice or demand therefor; or (iii) convey, assign, mortgage or sublet this Lease, the Premises or any part thereof, or Tenant's interest therein, or attempt any of the foregoing, without the prior written consent of Landlord; or (iv) abandon the Premises for a period of ten (10) consecutive calendar days (coupled with the non-payment of Rent); or (v) commit or suffer to exist an Event of Bankruptcy (hereinafter defined), or (vi) fail to maintain the insurance coverage required by Section 12, above, or (vii) violate or fail to perform any of the other terms, conditions, covenants, or agreements herein made by Tenant and fails to cure such default within fifteen (15) calendar days after notice, provided, however, that if the nature of Tenant's failure is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be in default if it begins such cure within the fifteen (15) day period described above and thereafter diligently prosecutes such cure to completion within an additional fifteen (15) days; then there shall be deemed to have been committed an "Event of Default". Notwithstanding the foregoing cure periods, in the event that Tenant breaches its covenant set forth in Section 6.a. hereof on more than two (2) occasions in any twelve (12) consecutive month period, then any subsequent breach of such covenant during the Term of this Lease shall be deemed to be an immediate Event of Default. Upon an Event of Default, at Landlord's option, this Lease shall terminate, without prejudice however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the later of: (1) the date of termination of this Lease or (2) the date Landlord recovers possession of the Premises, and without release of Tenant from any indemnification obligations to Landlord under this Lease, which indemnification obligations arose or accrued prior to the later of: (a) the date of termination of this Lease or (b) the date Landlord recovers possession of the Premises. The foregoing is not intended to, and shall not, limit Landlord in the exercise of any other remedy for such immediate Event of Default.

    In the event of any Event of Default by Tenant as defined in Section 16.a., Landlord may at any time thereafter, without notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach do any of the following:

      Landlord may terminate this Lease, by giving written notice of such termination to Tenant, whereupon this Lease shall automatically cease and terminate and Tenant shall be immediately obligated to quit the Premises. Any other notice to quit or notice of Landlord's intention to re-enter the Premises is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later.

      With or without the termination of this Lease, Landlord may proceed to recover possession of the Premises under and by virtue of the provisions of the laws of the jurisdiction in which the Building is located, or by such other proceedings, including re-entry and possession, as may be applicable. If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of Tenant's default as hereinabove provided, or if Tenant shall abandon or vacate the Premises before the Lease Expiration Date without having paid the full rental for the remainder of such Term, Landlord shall have the option to take reasonable steps to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent during any period of vacancy or otherwise; the costs of removing and storing the property of Tenant or of any other occupant; all reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including, without limitation, reasonable attorneys' fees and Late Charges as provided herein, and advertising, brokerage fees and expenses of placing the Premises in first class rentable condition. Landlord, in putting the Premises in good order or preparing the same for rerental may, at Landlord's option, make such alterations, repairs, or replacements in the Premises as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

      Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of termination of this Lease, the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term. If the Landlord elects to repossess the Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of this Lease until the date of expiration of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period (after deducting expenses incurred by Landlord as provided in Section 16.b.(ii), above). In no event shall Tenant be entitled to any excess of any Rent obtained by reletting over and above the Rent herein reserved. Actions to collect amounts due from Tenant as provided in this Section 16.a.(iii) may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of this Lease term. Upon termination of this Lease or repossession of the Premises following a default hereunder, Landlord shall have no obligation to relet or attempt to relet the Premises or any portion thereof or to collect rental after reletting; and in the event of reletting Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose on such terms and at such rentals as Landlord in its exclusive judgment may determine.

    Notwithstanding the foregoing, if Landlord terminates this Lease pursuant to Section 16.b.(i), above, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default, an amount equal to the difference between (i) all Monthly Base Rent, Additional Rent and other sums which would be payable under this Lease from the date of such demand (or, if it is earlier, the date to which Tenant shall have satisfied in full its obligations under Section 16.b.(ii), above) for what would be the then unexpired Term in the absence of such termination, and (ii) the fair market rental value of the Premises over the same period (net of all expenses and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), with such differential discounted at the rate of seven percent (7%) per annum. Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid Rent or any other amounts accrued prior to termination of this Lease.

    Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default hereunder, Landlord, with or without terminating the Lease, may immediately reenter and take possession of the Premises and evict Tenant therefrom, without legal process of any kind, using such force as may be necessary, without being liable for or guilty of trespass, forcible entry or any other tort. Landlord's right to exercise such "self-help" remedy shall be in addition to, and not in limitation of, Landlord's other rights and remedies hereunder for a breach by Tenant of its obligations under the Lease.

    Tenant hereby expressly waives any and all rights of redemption granted by or under any present of future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise. In addition, Tenant hereby expressly waives any and all rights to bring any action whatsoever against any tenant taking possession after Tenant has been dispossessed or evicted hereunder, or to make any such tenant or party to any action brought by Tenant against Landlord.

    Landlord and Tenant shall and each does hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or its termination, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage and any emergency statutory or any other statutory remedy. In the event Landlord commences any summary proceeding for nonpayment of Rent or Additional Rent, or commences any other action or proceeding against Tenant in connection with this Lease, Tenant will interpose no counterclaim of whatever nature or description in any such proceeding.

    Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Term. In the event of a breach or anticipatory breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein.

    In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord notice specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice in which to cure any such default; provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in default if Landlord shall within such period commence to cure such default and shall diligently prosecute the same to completion. Unless and until Landlord fails so to cure any default after notice, Tenant shall have no remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; all such obligations will be binding upon Landlord only during the period of its ownership of the Building and not thereafter; and no default or alleged default by Landlord shall relieve or delay performance by Tenant of its obligations to continue to pay Annual Base Rent and Additional Rent hereunder as and when the same shall be due.

    17. Bankruptcy.

    For purposes of this Lease, the following shall be deemed "Events of Bankruptcy": (i) if a receiver or custodian is appointed for any or all of Tenant's property or assets, or if there is instituted a foreclosure action on any of Tenant's property; or (ii) if Tenant files a voluntary petition under 11 U.S.C. Article 101, et seq., as amended (the "Bankruptcy Code"), or under the insolvency laws of any jurisdiction (the "Insolvency Laws"); or (iii) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within sixty (60) days of filing; or (iv) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors; or (v) if Tenant generally is not paying its debts as its debts become due.

    Upon the occurrence of an Event of Bankruptcy, Landlord, at its option and sole discretion, may terminate this Lease by written notice to Tenant (subject, however, to applicable provisions of the Bankruptcy Code or Insolvency Laws during the pendency of any action thereunder). If this Lease is terminated under this Section 17, Tenant shall immediately surrender and vacate the Premises, waives all statutory or other notice to quit, and agrees that Landlord shall have all rights and remedies against Tenant provided in Section 16 in case of an Event of Default by Tenant.

    If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code (the "Bankruptcy Case"), Landlord's right to terminate this Lease under this Section 17 shall be subject to the applicable rights (if any) of the debtor-in-possession or the debtor's trustee in bankruptcy (collectively, the "Trustee") to assume or assign this Lease as then provided for in the Bankruptcy Code, however, the Trustee must give to Landlord, and Landlord must receive, proper written notice of the Trustee's assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided pursuant to the Bankruptcy Code, it being agreed that sixty (60) days is a reasonable period of time for election of an assumption or rejection of this Lease) after the commencement of the Bankruptcy Case; it being agreed that failure of the Trustee to give notice of such assumption hereof within said period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any right of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless said Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord and any third party (including other tenants) for all monetary damages incurred as a result of such default, and (iii) provides to Landlord "adequate assurance of future performance." Landlord and Tenant (which term may include the debtor or any permitted assignee of debtor) hereby agree in advance that "adequate assurance of performance" as used in this paragraph, shall mean that all of the following minimum criteria must be met: (1) the source of Monthly Base Rent, Additional Rent, and other consideration due under this Lease, and the financial condition and operating performance of Tenant, and its guarantor, if any, shall be similar to the financial condition and operating performance of Tenant as of the Commencement Date; (2) Trustee or Tenant must pay to Landlord all Monthly Base Rent and Additional Rent payable by Tenant hereunder in advance, (3) Trustee or Tenant must agree (by writing delivered to Landlord) that the use of the Premises shall be used only for the permitted use as stated in this Lease, and that any assumption or assignment of this Lease is subject to all of the provisions thereof and will not violate or affect the rights or agreements of any other tenants or occupants in the Building or of Landlord (including any mortgage or other financing agreement for the Building, (4) Trustee or Tenant must pay to Landlord at the time the next Monthly Base Rent is due under this Lease, in addition to such installment of Monthly Base Rent, an amount equal to the installments of Monthly Base Rent and Additional Rent due under this Lease for the next six (6) months of this Lease, said amount to be held by Landlord in escrow until either Trustee or Tenant defaults in its payment of Monthly Base Rent and Additional Rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant except to the extent the funds have been drawn and not replaced); and (5) Trustee or Tenant must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by clause (4), above. The criteria stated above are not intended to be exhaustive or all-inclusive and Landlord may determine that the circumstances of Tenant or of this Lease require other or further assurances of future performance. In the event Tenant is unable to: (a) cure its defaults, (b) reimburse Landlord for its monetary damages, (c) pay the Monthly Base Rent and Additional Rent due under this Lease on time, or (d) meet that criteria and obligations imposed by (1) through (5), above, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 17.b., above.

    18. Payment of Tenant's Obligations by Landlord and Unpaid Rent.

    All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond receipt by Tenant of notice from Landlord of such failure and the expiration of any applicable grace period set forth in this Lease, Landlord may, without waiving or releasing Tenant from any of its obligations hereunder, make any such payment or perform any such other required act on Tenant's part. All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon at three percentage points (3%) over the Prime Rate then in effect, from the date of such payment by Landlord, shall be payable by Tenant to Landlord as Additional Rent hereunder, on demand, and Tenant covenants and agrees to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord hereunder or at law) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Additional Rent. In addition, any Rent, including, without limitation, Annual Base Rent, Additional Rent, Tenant's Pass-Through Costs and/or Late Charges, which is not paid timely will accrue interest per annum at three percentage points (3%) over the Prime Rate from the date such payment is due until the date paid in full (including all accrued interest).

    19. Voluntary Surrender.

    The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the sole option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the sole option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies; provided however, that if Landlord elects to treat such termination as an assignment of any such sublease, Landlord shall have no obligation or liability to the subtenant thereunder for any claim, damage or injury which accrued prior to the date of surrender or mutual cancellation hereunder.

    20. Abandonment of Personal Property.

    Upon the expiration of the Term or earlier termination of this Lease, Tenant shall forthwith remove Tenant's goods and effects and those of any other persons claiming through or under Tenant, or subtenancies assigned to it, and quit and deliver the Premises to the Landlord peaceably and quietly. Goods and effects not removed by Tenant after termination of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant's default) shall be considered abandoned. Landlord shall give Tenant written notice of right to reclaim abandoned property pursuant to applicable local law and may thereafter dispose of the same as Landlord deems expedient, including public or private sale and/or storage in a public warehouse or elsewhere at the sole cost, and for the account, of Tenant, and Tenant shall promptly upon demand reimburse Landlord for any reasonable expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees.

    21. Hold-Over.

    If Tenant shall not immediately surrender the Premises at the expiration of the Term then Tenant shall, by virtue of the provisions of this Section 21, become a tenant by the month. In such event Tenant shall be required to pay (unless Landlord and Tenant are negotiating in good faith to extend the Term of the Lease) one hundred fifty percent (150%) (which percentage shall be increased to two hundred percent (200%) as of the sixty-first (61st) day of such holdover) of the amount of the Monthly Base Rent then in effect and as subsequently escalated in accordance with the provisions hereof (but in no event less than the then-current fair market rental value for the Premises), together with all Additional Rent in effect during the last month of the Term commencing said monthly tenancy with the first day next after the end of the Term; and said Tenant, as a month-to-month tenant, shall be subject to all of the conditions and covenants of this Lease as though the same had originally been a monthly tenancy, except as otherwise provided above with respect to the payment of Rent. Each party hereto shall give to the other at least thirty (30) days written notice to quit the Premises, except in the event of non-payment of Rent provided for herein when due, or of the breach of any other covenant by the said Tenant, in which event, Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being expressly waived; provided, however, that in the event that Tenant shall hold over after expiration of the Term, and if Landlord shall desire to regain possession of said Premises promptly at the expiration of the Term, then at any time prior to the acceptance of the Rent by Landlord from Tenant, as a monthly tenant hereunder, Landlord, at its election or option, may reenter and take possession of the Premises forthwith by any legal action or process in the State of Maryland.

    22. Options to extend term.

    a. Tenant shall have and is hereby granted the option to extend the Term hereof for two (2) periods of five (5) years each (each, an "Extension Period"), commencing on the date immediately following the Lease Expiration Date or the last day of the first Extension Period, as applicable, provided that: (i) Tenant delivers written notice (the "Extension Notice") to Landlord, not more than fifteen (15), or less than twelve (12), months prior to the Lease Expiration Date or the last day of the first Extension Period, as applicable, time being of the essence, of Tenant's irrevocable election to exercise such extension option; (ii) no Event of Default has occurred during the Term (including, if applicable, the first Extension Period) and no event exists at the time of the exercise of such option or arises subsequent thereto, which event by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period; and (iii) Tenant has not assigned its interest in the Lease or sublet more than fifty percent (50%) of the Premises (other than to a Permitted Transferee).

    b. All terms and conditions of the Lease, including without limitation all provisions governing the payment of Additional Rent and annual increases in Annual Base Rent, shall remain in full force and effect during the applicable Extension Period, except that (i) Annual Base Rent (on a per rentable square foot basis) payable during each Extension Period shall equal the Fair Market Rental Rate (hereinafter defined) at the time of the commencement of the applicable Extension Period; (ii) Landlord shall provide an improvement allowance, rental abatement and other tenant concessions comparable to those concessions then being offered in connection with lease renewals involving comparable space in comparable buildings in downtown Baltimore for a comparable term; and (iii) the "Base Year" for determining Tenant's Pass-Through Costs shall be the calendar year in which occurs the first day of the applicable Extension Period. As used in this Lease, the term "Fair Market Rental Rate" shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a lease renewal for comparable space as to location, configuration, size and use, in a comparable building as to quality, reputation and age which is located in downtown Baltimore with a comparable build-out and a comparable term assuming the following: (A) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (B) the landlord shall provide an improvement allowance, free rent period and other tenant concessions as set forth in subjection (ii), above; and (C) the tenant will continue to pay Tenant's Pass-Through Costs using a Base Year as described in subsection (iii), above.

    c. Landlord and Tenant shall negotiate in good faith to determine the Annual Base Rent for the applicable Extension Period, for a period of thirty (30) days after the date on which Landlord receives the Extension Notice. In the event Landlord and Tenant are unable to agree upon the Annual Base Rent for the applicable Extension Period within said thirty (30)-day period, the Fair Market Rental Rate for the Premises shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third (the "Third Broker"). Each real estate broker so selected shall be licensed in the State of Maryland as a real estate broker specializing in the field of office leasing in downtown Baltimore, having no fewer than ten (10) years experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall select the Third Broker within ten (10) days after they both have been appointed, and all three (3) brokers shall, within fifteen (15) days after the Third Broker is selected, submit his or her determination of the Fair Market Rental Rate. The Third Broker shall determine which determination of Fair Market Rental Rate made by Landlord's broker or Tenant's broker is closest to the determination of Fair Market Rental Rate made by the Third Broker (the "Closest Determination"). The Fair Market Rental Rate hereunder shall be the mean of the Closest Determination and the determination of Fair Market Rental Value made by the Third Broker. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the Third Broker.

    d. Should the Term of the Lease be extended hereunder, Tenant shall, if required by Landlord, execute a mutually agreeable amendment modifying the Lease within ten (10) business days after Landlord presents same to Tenant, which agreement shall accurately set forth the Annual Base Rent for each year of the applicable Extension Period and the other economic terms and provisions in effect during the applicable Extension Period. Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions in effect during the applicable Extension Period) within ten (10) business days after presentation of same by Landlord, time being of the essence, Tenant's right to extend the Term of the Lease shall, at Landlord's sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

    23. Parking.

    After the Commencement Date, Tenant shall have the right to obtain, and pay for, seventy-seven (77) unreserved parking spaces (the "Spaces") located in the parking facility serving the Building (the "Parking Facility"). Tenant shall pay the operator of the Parking Facility the then-prevailing monthly charge established by Landlord or such operator for each of the Spaces. In the event Tenant subsequently relinquishes in any manner use of such Spaces, Landlord shall be under no obligation to obtain replacement Spaces. Subject to availability, Tenant shall have the right to contract with the operator of the Parking Facility for the use of additional parking spaces in the Parking Facility.

    Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Parking Facility, and shall at all times abide by all rules and regulations promulgated by Landlord or the operator of the Parking Facility governing the use of the Parking Facility. Tenant understands and agrees that Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Facility, or to any personal property located therein or thereon, or for any injury sustained by any person in or about the Parking Facility.

    24. Notices.

    Any and all notices or demands required or permitted herein shall be in writing and served (a) personally, (b) by certified mail, return receipt requested, or (c) by guaranteed overnight courier, at the addresses provided in Section 1.h. above. If served personally, service shall be conclusively deemed made at the time of such delivery. If served by certified mail or overnight courier, service shall be conclusively deemed made upon receipt or at the time delivery is refused. Either party may specify a different address according to the terms of this Section 24 by providing written notice to the other party in accordance with the terms of this Section 24.

    25. Brokers.

    Landlord and Tenant recognize ACP Mid-Atlantic, LLC, as Landlord's broker, and Trammell Crow Services, Inc. and Colliers Pinkard, as Tenant's brokers (collectively, the "Brokers") as the sole brokers with respect to this Lease and Landlord agrees to be responsible for the payment of any leasing commissions owed to the aforesaid Brokers in accordance with the terms of separate commission agreements entered into between Landlord and each of said Brokers. Landlord and Tenant each represents and warrants to the other that, except for the Brokers, no other broker has been employed in carrying on any negotiations relating to this Lease and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

    26. Environmental Concerns.

    Except as otherwise expressly set forth in the rules and regulations attached hereto as Exhibit D, Tenant, its agents, employees, contractors or invitees shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Building, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

    Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant whether or not the same may be permitted by this Lease. Tenant shall defend, indemnify and hold harmless Landlord, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Environmental Laws (hereinafter defined), by Tenant, its agents, employees, contractors or invitees. The provisions of this Section 26 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

    As used in this Lease, the term "Hazardous Materials" shall include, without limitation:

      those substances included within the definitions of "hazardous substances", "hazardous materials," toxic substances," or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. sec.9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

      those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

      any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. sec.1251 et seq. (33 U.S.C. sec.1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. sec.1317); (E) flammables or explosives; or (F) radioactive materials.

    All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder shall be referred to as the "Environmental Laws".

    Landlord represents to Tenant that as of the Effective Date, except as may have been previously disclosed to Tenant in writing, to the best of Landlord's knowledge (without investigation or inquiry), the Building is free from Hazardous Materials in violation of any Environmental Laws. In the event that there exists in the Building after the Commencement Date any Hazardous Materials in violation of any Environmental Laws, except for Hazardous Materials introduced by Tenant, its agents, contractors, employees, assignees or subtenants, and, if an order (after all final appeals have been exhausted) of any court or governmental entity requires that such violation be cured, then Landlord shall promptly cure such violation, or cause such violation to be cured.

    27. Landlord's Lien.

    Intentionally Omitted.

    28. Rules and Regulations.

    Tenant shall at all times comply with the rules and regulations set forth in Exhibit D attached hereto and with any reasonable additions thereto and modifications thereof adopted from time to time by Landlord; Tenant shall be given five (5) days written notice of any such additions and modifications. Each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant. Landlord shall not discriminate against Tenant in its enforcement of the rules and regulations..

    29. Quiet Enjoyment.

    Landlord covenants that, so long as no Event of Default exists, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises without disturbance from Landlord, subject to the terms of this Lease and to the rights of the parties presently or hereinafter secured by any deed of trust or mortgage against the Building.

    30. USA Patriot act and anti-terrorism laws.

    Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order") and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act").

    Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a "Prohibited Person," which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support "terrorism" as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

    At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant's compliance with this Section 30.

31. RIGHT OF FIRST OFFER.

a. From and after the Effective Date, and subject to (i) any expansion rights, renewal rights, rights of first offer or refusal or other rights possessed by any tenant in the Building with respect to the Right of First Offer Space (hereinafter defined) or any portion thereof existing as of the Effective Date, and (ii) any renewal rights granted by Landlord after the Effective Date to any tenant of all or any portion of the Right of First Offer Space, Tenant shall be granted the following rights with respect to the Right of First Offer Space. As used herein, the term "Right of First Offer Space" shall mean any space on the fourteenth (14th), eighteenth (18th), nineteenth (19th) or twentieth (20th) floors of the Building which becomes available for lease by third parties, subject to the terms of this Section 31. Notwithstanding any provision of the Lease to the contrary, Tenant shall have no rights with respect to the Right of First Offer Space or any other rights of first offer or refusal, or first right to negotiate, or any other expansion rights whatsoever, except as expressly provided in this Section 31.

b. In the event that any Right of First Offer Space becomes or is reasonably anticipated by Landlord to become vacant and available to lease by Tenant after the Effective Date, then, except as provided below, Landlord shall notify Tenant in writing (the "ROFO Notice"), and Landlord shall set forth in the ROFO Notice: (i) a description of the portion of the Right of First Offer Space that is reasonably anticipated by Landlord to become available for lease by Tenant (the "Available Space"), (ii) the base rent, tenant concessions and other terms and conditions pursuant to which Landlord would agree to lease the Available Space to Tenant (which base rent and tenant concessions shall be comparable to the base rent and tenant concessions then being offered by landlords to tenants leasing comparable space in comparable buildings in downtown Baltimore), and (iii) the date on which Landlord anticipates that the Available Space would become available for lease by Tenant (the "ROFO Availability Date"). Provided that (A) no Event of Default then exists under the Lease (or, if Landlord delivers the ROFO Availability Notice prior to the Commencement Date, no default by Tenant, as sublessee, then exists under the DB Sublease); (B) Tenant has not assigned the Lease (or, if Landlord delivers the ROFO Availability Notice prior to the Commencement Date, Tenant has not assigned its interest, as sublessee, under the DB Sublease), or sublet twenty-five percent (25%) or more of the Premises (other than to a Permitted Transferee) (or, if Landlord delivers the ROFO Availability Notice prior to the Commencement Date, Tenant has not sub-sublet twenty-five percent (25%) or more of the premises demised to Tenant, as sublessee, under the DB Sublease (other than to a Permitted Transferee)); (C) not less than thirty-six (36) months remain in the Term as of the ROFO Availability Date; and (D) Tenant notifies Landlord, in writing, within ten (10) business days after Tenant receives the ROFO Notice, time being of the essence, of Tenant's irrevocable election to lease all (but not less than all) of the Available Space described in the ROFO Notice on the terms and conditions set forth in the ROFO Notice (the "ROFO Tenant Election Notice"), Tenant shall have the right to lease all, but not less than all, of the Available Space described in the ROFO Notice on the terms and conditions set forth in the ROFO Notice.

c. In the event that Tenant timely delivers a ROFO Tenant Election Notice to Landlord, Landlord shall prepare an amendment modifying the Lease to incorporate the Available Space (the "ROFO Amendment"), which amendment shall set forth, among other things: (i) the amount of Annual Base Rent for the Available Space (based on the per rentable square foot rental rate set forth in the ROFO Notice); and (ii) the adjustments to Tenant's obligation to pay Additional Rent caused by the addition of the Available Space. The term of the demise of the Available Space (the "Right of First Offer Space Term") shall commence on the date on which Landlord delivers such Available Space to Tenant (the "ROFO Space Commencement Date"), at which time all of Tenant's obligations with respect to the Available Space shall commence; provided, however, that Tenant's obligation to pay Annual Base Rent with respect to the Available Space shall commence on the date which is the earlier to occur of (1) the date which is ninety (90) days after the ROFO Space Commencement Date, or (2) the date on which Tenant commences business operations in the Available Space. The Right of First Offer Space Term shall be coterminous with the Term of the Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby acknowledge and agree that: (A) the Improvement Allowance shall only be utilized by Tenant with respect to Tenant Improvements made by or on behalf of Tenant in the Premises pursuant to the terms of the Work Agreement; and (B) the terms of Section 4.a(iii) and Section 4.b(v), above, shall not apply with respect to the leasing by Tenant of any Available Space.

d. In the event that Landlord and Tenant enter in a ROFO Amendment, and Landlord is unable to deliver to Tenant possession of the Available Space demised thereunder on the ROFO Availability Date for any reason whatsoever, including without limitation the failure of an existing tenant to vacate such space, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, provided that (i) Landlord shall use reasonable efforts to obtain possession of such space and deliver same to Tenant as soon as reasonably practicable thereafter; and (ii) rent with respect to the Available Space shall abate until Landlord delivers the Available Space to Tenant.

e. In the event Tenant fails timely to deliver a ROFO Tenant Election Notice to Landlord or, having done so, Tenant fails to execute the ROFO Amendment tendered by Landlord within ten (10) business days after Landlord tenders such amendment to Tenant: (i) Landlord may lease the Available Space (or any portion thereof) described in the ROFO Notice to any person or entity of Landlord's choice, on whatever terms and conditions are selected by Landlord in its sole discretion; and (ii) this Section 31 shall terminate automatically, and Tenant shall have no further right to lease any Right of First Offer Space.

32. EXTERIOR SIGNAGE.

a. During the Term, Tenant shall have the right to continue to display the Existing Exterior Signage (hereinafter defined) on the exterior of the Building, subject to the terms and conditions set forth in this Section 32. As used herein, the term "Existing Exterior Signage" shall collectively mean (i) that certain exterior building sign bearing Tenant's name located on the top level of the exterior of the Building, and (ii) that certain exterior building sign bearing Tenant's name located adjacent to the main entrance to the Building, which signage (and the installation and location thereof) has been previously approved in writing by Landlord prior to the Commencement Date in connection with the DB Sublease. The Existing Exterior Signage shall remain in the location approved in writing by Landlord.

b. From and after the Commencement Date, and provided that Deutsche Bank has removed all signage bearing Deutsche Bank's name and/or logo from the top level of the exterior of the Building ("DB Exterior Signage") and Tenant is then leasing and in occupancy (i.e. Tenant has not sublet or vacated such space) of at least seventy thousand (70,000) rentable square feet of office space in the Building pursuant to the Lease, Tenant shall have the right to install, at Tenant's sole cost and expense, an additional sign bearing Tenant's name (the "Additional Exterior Sign") on the top level of the exterior of the Building, in the location shown on the attached Exhibit E. All attributes of the Additional Exterior Sign, including without limitation size, materials and color, shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord. Prior to installing the Additional Exterior Sign, Tenant shall submit to Landlord for its approval a drawing of the Additional Exterior Sign, which drawing shall specify the dimensions, materials, color and other attributes of the Additional Exterior Sign which Tenant desires to install. Tenant's right to install the Additional Exterior Sign shall be subject to Tenant's receipt of all necessary permits and governmental approvals for such installation; provided that the failure to obtain such permits or approvals shall not affect the Lease (or Tenant's obligations hereunder) in any way. Tenant shall be responsible for repairing and maintaining the Existing Exterior Signage and the Additional Exterior Sign in a first-class condition throughout the Term and shall pay for the cost of all electricity consumed by the Existing Exterior Signage and the Additional Exterior Sign. The Additional Exterior Sign shall be installed by a licensed contractor reasonably acceptable to Landlord using a mounting procedure approved by Landlord in its sole discretion. Tenant shall cause its insurance carrier to include the Existing Exterior Signage and the Additional Exterior Sign in the coverage required to be obtained by Tenant pursuant to Section 12, above. The right to install and maintain the Existing Exterior Signage and the Additional Exterior Sign shall be personal to Stifel, Nicolaus & Company, Incorporated and shall not be applicable to any sublessee of Tenant, or any assignee of Tenant (except any assignee which is also a Permitted Transferee). Tenant agrees to indemnify Landlord and hold it harmless from and against all claims, damage or liability (including attorneys' fees) sustained or suffered by Landlord arising out of or related to the installation, maintenance, repair or removal of the Existing Exterior Signage and the Additional Exterior Sign. Tenant shall remove the Existing Exterior Signage and the Additional Exterior Sign at the end of the Term (or earlier if such removal is required prior to the expiration of the Term pursuant to the terms of this Lease) and shall restore the portions of the Building affected by such removal to their condition immediately prior to the installation of such signage, ordinary wear and tear excepted. If Tenant fails to remove the Existing Exterior Signage and/or the Additional Exterior Sign at the expiration of the Term (or earlier if such removal is required prior to the expiration of the Term pursuant to the terms of this Lease) or fails to restore the portions of the Building affected by such removal, Landlord may, but shall not be obligated to remove the Existing Exterior Signage and/or the Additional Exterior Sign, as applicable, and/or restore the portion of the Building affected thereby, and Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord with respect to such removal and/or restoration immediately upon demand therefor. Notwithstanding anything to the contrary contained herein, Tenant hereby expressly acknowledges and agrees that if at any time during the Term Tenant is not then leasing and in occupancy (i.e. Tenant has not sublet or vacated such space) of at least fifty thousand (50,000) rentable square feet of office space in the Building pursuant to the Lease, then, at Landlord's option, Tenant shall remove the Existing Exterior Signage and the Additional Signage and shall restore the portions of the Building affected by such removal to their condition immediately prior to the installation of such signage, ordinary wear and tear excepted (which removal and restoration shall be undertaken by Tenant in accordance with the terms and conditions of this Section 32.b within thirty (30) days after receipt of notice from Landlord).

c. Subject to the terms of this Section 32.c, Landlord and Tenant hereby expressly acknowledge and agree that, from and after the Commencement Date, so long as Tenant then leases and occupies (i.e. Tenant has not sublet or vacated such space) at least seventy-five thousand (75,000) rentable square feet of space in the Building, and provided that (i) Deutsche Bank has removed all DB Exterior Signage and (ii) no other tenant in the Building leases more space in the Building than Tenant, Landlord shall not permit any tenant of the Building (other than Tenant) to install exterior signage on the top level of the exterior of the Building. Notwithstanding anything in the Lease to the contrary, at any time during the Term, Landlord shall have the right to permit a Larger Tenant (hereinafter defined) to install an exterior sign on the east or west side of the top level of the exterior of the Building (the "Larger Tenant Exterior Sign"); provided that before permitting such Larger Tenant to install its exterior sign on the east or west side of the top level of the Building, Landlord shall permit Tenant to select the side (i.e. the east or west side) of the top level of the exterior of the Building on which the Larger Tenant shall install the Larger Tenant Exterior Sign, which selection shall be made by Tenant within ten (10) business days after notice from Landlord, time being of the essence. If Tenant fails to timely select a side of the building for the location of the Larger Tenant Exterior Sign, the Larger Tenant shall select the side (i.e. the east or west side) of the top of the exterior of the Building on which to install the Larger Tenant Exterior Sign without regard to Tenant's rights hereunder. In the event Landlord permits a Larger Tenant to install a Larger Tenant Exterior Sign, Tenant shall promptly remove Tenant's exterior sign located on the side of the Building on which the Larger Tenant Exterior Sign shall be located, and restore the portions of the Building affected by such removal in accordance with the terms of Section 32.b, above. As used herein, the term "Larger Tenant" shall mean a tenant of the Building which leases, at a minimum, rentable square footage in the Building equal to the greater of (1) ninety thousand (90,000) rentable square feet; or (2) the then-current number of rentable square feet in the Building which is leased and occupied (i.e. Tenant has not sublet or vacated such space) by Tenant. Tenant hereby acknowledges and agrees that, subject to the terms of this Section 32, Tenant shall only have the right during the Term of this Lease to have a maximum of two (2) exterior signs on the top level of the exterior of the Building.

33. ROOFTOP COMMUNICATIONS EQUIPMENT.

a. During the Term, Tenant shall have the right to continue to operate, repair and maintain, at no additional cost to Tenant, the Existing Communications Equipment (hereinafter defined), subject to the terms of this Section 33. As used herein, the term "Existing Communications Equipment" shall mean Tenant's telecommunications antennae, satellite dishes and associated equipment located on the roof of the Building (the "Roof"), if any, which equipment (and the installation and location thereof) has been previously approved in writing by Landlord in connection with the DB Sublease.

b. From and after the Commencement Date, Tenant shall have the non-exclusive right to use a portion of the Roof mutually selected by Landlord and Tenant, the area of which shall not exceed sixty-four (64) square feet, for the installation of additional telecommunications antennae and/or satellite dishes (and equipment associated therewith) (collectively, the "Additional Communications Equipment"), provided that (i) the Additional Communications Equipment sought to be installed by Tenant is permitted under, and conforms to the requirements of, the laws, rules and regulations of the City of Baltimore, the State of Maryland, any other governmental or quasi-governmental authorities having appropriate jurisdiction over the Building, and any restrictive covenants or other documents governing the use of the Building; (ii) Tenant obtains and maintains all permits, licenses, variances, authorizations and approvals that may be required in order to install such Additional Communications Equipment; (iii) Tenant shall obtain insurance coverages required by Landlord relating to the installation and operation of such Additional Communications Equipment; (iv) Tenant shall install any screen or other covering for the Additional Communications Equipment that Landlord may reasonably require in order to camouflage or conceal the Additional Communications Equipment; (v) Landlord shall have approved in its sole discretion the exact number, dimensions and specifications for the Additional Communications Equipment, and the proposed method of attaching the Additional Communications Equipment to the Roof; and (vi) Landlord's engineer determines that the portion of the Roof on which Tenant desires to install the Additional Communications Equipment is capable of bearing the weight of the Additional Communications Equipment.

c. Prior to or contemporaneous with requesting Landlord's approval of the installation of the Additional Communications Equipment, Tenant shall provide to Landlord: (i) plans and specifications for the Additional Communications Equipment; (ii) copies of all required governmental and quasi-governmental permits, licensees, special zoning variances, and authorizations for the installation and operation of the Additional Communications Equipment, all of which Tenant shall obtain at its own cost and expense; and (iii) a policy or certificate of insurance evidencing such insurance coverage as may be required by Landlord for the installation, operation and maintenance of the Additional Communications Equipment and sufficient to cover, inter alia, the indemnities from Tenant to Landlord provided in the Lease relating to the installation, maintenance, operation and removal of the Additional Communications Equipment. Landlord may withhold its approval of the installation of the Additional Communications Equipment if the installation, operation or removal of the Additional Communications Equipment may (A) damage the structural integrity of the Building or void any warranty or guaranty applicable to the Roof or the Building; or (B) cause the violation of any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building. Landlord may require as a precondition to its approval of the installation of the Additional Communications Equipment that Tenant (or, at Landlord's option, Landlord), at Tenant's sole cost and expense, install additional structural support (in a manner determined by Landlord's engineer in its sole discretion) to the portion of the Roof on which Tenant desires to install the Additional Communications Equipment. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building.

d. Commencing on the date on which Tenant begins to install the Additional Communications Equipment, and thereafter on the first day of each and every month during the balance of the Term, Tenant shall pay Landlord, concurrently with Tenant's payment to Landlord of Monthly Base Rent, as Additional Rent, a market fee (the "Communications Equipment Fee"), as reasonably determined by Landlord, for the right to install, maintain and operate the Additional Communications Equipment on the Roof (it being expressly understood that no fee shall be payable with respect to the Existing Communications Equipment). Tenant hereby acknowledges and agrees that the Communications Equipment Fee shall be subject to reasonable annual increases, as determined by Landlord in its reasonable discretion.

e. Landlord shall be provided with access to the Roof, including the portion of the Roof on which the Existing Communications Equipment and the Additional Communications Equipment are located, in order to inspect such equipment and Roof to determine, inter alia, if the Existing Communications Equipment and/or the Additional Communications Equipment is causing damage to the Roof or any other part of the Building and/or to repair the Roof or remove or relocate any such equipment. Landlord, at its sole option and discretion, may require Tenant, at any time prior to the expiration of the Lease, to terminate the operation of the Existing Communications Equipment and/or the Additional Communications Equipment, as applicable, if it is causing physical damage to the structural integrity of the Building or voids any warranty or guaranty applicable to the Roof or the Building, or is interfering with any satellite dish, antennae or other telecommunications device being operated on the Roof or elsewhere in the Building by any tenant in the Building or other licensee authorized by Landlord, or causing the violation of any condition or provision of the Lease or any governmental or quasi-governmental law, rule or regulation (now or hereafter in effect) applicable to the Building. Notwithstanding the foregoing, if Tenant can correct the damage or prevent said interference caused by the Existing Communications Equipment and/or the Additional Communications Equipment, as applicable, to Landlord's satisfaction within thirty (30) days, Tenant may restore its operation so long as Tenant promptly commences to cure such damage and diligently pursues such cure to completion. Landlord and Tenant hereby acknowledge and agree that Tenant may be able to cure such damage or interference by moving the Existing Communications Equipment and/or Additional Communications Equipment, as applicable, to another portion of the roof mutually agreeable to Landlord and Tenant. If the Existing Communications Equipment and/or the Additional Communications Equipment, as applicable is not completely corrected and restored to operation within thirty (30) days, Landlord, at its sole option, may require that the Antenna be removed at Tenant's expense.

f. Tenant acknowledges that the rights contained in this Section 33 are non-exclusive, and that Landlord may grant such rights to any other tenant in the Building or any other licensee of Landlord's choice (whether or not such licensee is a tenant of the Building). Tenant expressly acknowledges that it may not (i) license or otherwise permit third parties to install on the Roof of the Building or anywhere else in the Premises, any telecommunications equipment; (ii) permit any third party to use any portion of the Roof for any purpose whatsoever; or (iii) utilize the Existing Communications Equipment or the Additional Communications Equipment as a direct means of generating revenue. The breach of this provision shall constitute an Event of Default under this Lease.

g. At the expiration or earlier termination of the Lease, Tenant, at Tenant's sole cost, shall remove the Existing Communications Equipment and the Additional Communications Equipment (and all cabling and other equipment relating thereto) from the Building, and Tenant shall restore the area where the Existing Communications Equipment and the Additional Communications Equipment was located to its condition existing prior to such installation in a manner and with materials reasonably determined by Landlord. In the event Tenant fails to promptly do so, Tenant hereby authorizes Landlord to remove the Existing Communications Equipment and the Additional Communications Equipment (and all cabling and other equipment relating thereto) and restore the area of the roof and the other portions of the Building affected thereby, and charge Tenant for all reasonable costs and expenses incurred in connection therewith. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term of the Lease.

h. Tenant covenants and agrees that the installation, operation and removal of the Existing Communications Equipment and the Additional Communications Equipment shall be at its sole cost and risk. Except in the event of Landlord's negligence or willful misconduct, Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including attorneys' fees and expenses) suffered or sustained by Landlord arising out of the installation, operation, maintenance or removal of the Existing Communications Equipment and the Additional Communications Equipment, including without limitation any loss or injury resulting from transmissions from the Existing Communications Equipment and the Additional Communications Equipment.

i. The rights contained in this Section 33 are personal to Stifel, Nicolaus & Company, Incorporated and may not be exercised by any assignee, subtenant or licensee of Tenant (other than a Permitted Transferee).

j. Tenant shall be entitled to connect the Additional Communications Equipment to the Building's electric power source; provided, however, that: (i) the method of connecting any component of the Additional Communications Equipment to the Building's electric power source and the specific location in the Building at which such connection shall be effected, shall be subject to Landlord's prior approval; and (ii) such connection shall be undertaken by licensed contractor(s) approved by Landlord. The cost of connecting the Additional Communications Equipment to the Building's electric power source and the cost of all electricity consumed by the Additional Communications Equipment shall be borne solely by Tenant. Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way relating to the connection of any component of the Additional Communications Equipment to, or the removal of any component of the Additional Communications Equipment from, the Building's electric power source.

34. SUPPLEMENTAL HVAC SYSTEM.

a. Landlord and Tenant acknowledge and agree that as of the Effective Date, there are supplemental HVAC units in the Premises (the "Supplemental HVAC Units") which are available for Tenant's use, and which are sometimes referred to herein as "Liebert Units". Throughout the Term, Tenant shall be solely responsible for repairing, maintaining and replacing all of the Supplemental HVAC Units.

b. Tenant shall enter into and maintain in force throughout the Term, at Tenant's sole cost and expense, a contract with Landlord's HVAC service contractor to provide for the repair, replacement and maintenance of all Supplemental HVAC Units in the Premises, and Tenant shall submit such contract to Landlord upon Landlord's request to evidence that Tenant is complying with the requirements of this Section 34. If Landlord believes such contractor is not properly repairing, replacing or maintaining any or all of such supplemental units, Landlord may require that Tenant change contractors.

c. Landlord and Tenant hereby expressly acknowledges and agrees that for so long as Deutsche Bank is a tenant or occupant of the Building: (i) Deutsche Bank shall be responsible for the operation, repair and maintenance of the Supplemental Common Equipment (hereinafter defined), unless Landlord notifies Tenant that Landlord is assuming responsibility for the operation, repair and maintenance of such system, in which event the terms of Section 34.e, below, shall apply; and (ii) Tenant shall contract with Deutsche Bank for the use of the Supplemental Common Equipment. As used herein, the term "Supplemental Common Equipment" shall mean the supplemental HVAC units which are not located in the Premises, which shall include, but not be limited to, the cooling tower(s) that generally serve(s) the supplemental HVAC units presently located in the Building and the UPS and switch gear modules currently located in the garage of the Building. The Supplemental HVAC Units and the Supplemental Common Equipment are together called the "Supplemental HVAC System".

d. Notwithstanding anything to the contrary contained in this Section 34, Tenant hereby expressly acknowledges and agrees that if, at any point during the Term, Deutsche Bank is not a tenant or occupant of the Building that Tenant shall be solely responsible, at Tenant's sole cost and expense, for the operation, repair and maintenance of the Supplemental Common Equipment. If Tenant is solely responsible for the operation, repair and maintenance of the Supplemental Common Equipment pursuant to the terms of this Section 34.d, throughout the Term, Tenant shall (i) cause the Supplemental Common Equipment to comply with all applicable laws, statutes and ordinances, including the Environmental Laws; (ii) cause engineers, including environmental engineers, acceptable to Landlord to inspect the Supplemental Common Equipment at least once a year to insure that such system is functioning properly and that no Hazardous Materials are emanating therefrom; (iii) maintain the Supplemental Common Equipment in good order and repair; (iv) maintain insurance coverages with respect thereto as are required by Landlord from time to time; and (v) maintain all permits and governmental approvals necessary for the operation of the Supplemental Common Equipment. Tenant shall immediately report to Landlord if Tenant determines that the Supplemental Common Equipment is not functioning properly, is leaking or is in violation of any applicable laws, including the Environmental Laws. Tenant shall immediately repair all equipment malfunctions or violations of law arising out of the operation of the Supplemental Common Equipment. At Landlord's request, Tenant shall enter into annual service contracts with reputable engineering firms approved by Landlord in Landlord's reasonable discretion, including environmental engineering firms, for the inspection, maintenance and repair of the Supplemental Common Equipment, and Tenant shall provide such service contracts to Landlord on demand. Should Tenant fail to properly maintain or repair such equipment or, upon Landlord's request, to enter into the service contracts described above, Landlord may, but shall not be obligated to, undertake such maintenance or repairs or enter into such service contracts, and all such costs shall constitute Additional Rent hereunder.

e. Notwithstanding anything to the contrary contained in this Section 34, if (i) Tenant shall be solely responsible, at Tenant's sole cost and expense, for the operation, repair and maintenance of the Supplemental Common Equipment pursuant to the terms of Section 34.d, above, and (ii) a third-party tenant or occupant of the Building leases or occupies space in the Building which is connected to the Supplemental HVAC System, then Landlord shall, by the delivery of written notice to Tenant, assume the responsibility for the operation, repair and maintenance of the Supplemental Common Equipment in accordance with the terms of this Section 34.e. If Landlord assumes the responsibility for the operation, repair and maintenance of the Supplemental Common Equipment pursuant to the terms of this Section 34.e, Tenant shall pay Landlord Tenant's Supplemental Share (hereinafter defined) of all actual costs (without markup for overhead or profit) incurred by Landlord in connection with the ordinary maintenance and emergency and non-emergency repairs and replacements of the Supplemental Common Equipment (whether for parts, labor, warranty coverage or otherwise) (the "Supplemental Common Costs") in accordance with the terms and conditions set forth below. As used herein, the term "Tenant's Supplemental Share" means a fraction, the numerator of which shall be the tonnage rating of the Supplemental HVAC Units and the denominator of which shall be the tonnage rating of all operating supplemental HVAC units in the Building from time to time. For each calendar year (or partial calendar year) during the Term in which Landlord is responsible for the operation, repair and maintenance of the Supplemental Common Equipment, Landlord shall estimate Tenant's Supplemental Share of Supplemental Common Costs and Tenant shall pay Landlord one-twelfth (1/12) of such amount on each monthly rent payment date under this Lease. Within ninety (90) days after the expiration of each calendar year (or partial calendar year during the Term (or as soon as reasonably practicable thereafter) in which Landlord is responsible for the operation, repair and maintenance of the Supplemental Common Equipment, Landlord shall furnish to Tenant a statement showing the actual Supplemental Common Costs for such calendar year. In the case of an underpayment, Tenant shall, within thirty (30) days after the receipt of such statement, pay to Landlord an amount equal to such underpayment and, in the case of an overpayment, Landlord shall credit the next monthly payment by Tenant with an amount equal to such overpayment, or, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within thirty (30) days after the expiration of the Term, or as soon thereafter as possible. In addition, Landlord will be entitled to an administrative charge equal to five percent (5%) of all costs payable by Tenant under this Section 34.e, which administrative charge shall be payable monthly by Tenant. Landlord's and Tenant's obligations under this Section 34.e shall expressly survive the expiration or earlier termination of the Term of the Lease. All sums payable by Tenant to Landlord under this Section 34.e shall constitute Additional Rent.

f. Except to the extent arising from the negligence or willful misconduct of Landlord, its employees, agents, or contractors, in maintaining those portions of the Supplemental HVAC System which Landlord is required to maintain (provided Landlord is obligated to perform such maintenance pursuant to the terms of this Lease), Landlord shall have no liability arising from any failure of the Supplemental HVAC System or any component thereof to operate properly or at all at any time including, without limitation, no liability if any such failure results in the Premises not being reasonably comfortable or useable at all, any of Tenant's equipment not functioning or not functioning fully or properly, Tenant missing or being delayed in meeting any business or other deadlines, or Tenant incurring any other costs or damages.

g. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the Supplemental HVAC System.

35. Miscellaneous Provisions.

    Time is of the essence with respect to all of Tenant's obligations under this Lease.

    The waiver by Landlord or Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition of any prior or subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any prior breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such prior breach at the time of acceptance of such rent.

    In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys' fees.

    Except as expressly otherwise provided in this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and to their heirs, successors, representatives, executors, administrators, transferees and assigns. The term "Landlord," as used herein, shall mean only the owner of the Building and the Land or of a lease of the Building and the Land, at the time in question, so that in the event of any transfer or transfers of title to the Building and the Land, or of Landlord's interest in a lease of the Building and the Land, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing before such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord's interest under this Lease.

    At Landlord's request, Tenant will execute a memorandum of this Lease in recordable form setting forth such provisions hereof as Landlord deems desirable. Further, at Landlord's request, Tenant shall acknowledge before a notary public its execution of this Lease, so that this Lease shall be in form for recording. The cost of recording this Lease or memorandum thereof shall be borne by Landlord.

    Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of Landlord in and to the Land and the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, shall be limited to such estate and property of Landlord in and to the Land and the Building. No properties or assets of Landlord other than the estate and property of Landlord in and to the Building and no property owned by any partner of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises.

    Landlord and Landlord's agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth.

    Landlord and Tenant shall be excused from performing an obligation or undertaking provided for in this Lease so long as such performance is prevented or delayed, retarded or hindered by an Act of God, force majeure, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, a taking by eminent domain, requisition, laws, orders of government, or of civil, military or naval authorities, inability to obtain, or delays in obtaining, permits or other governmental approvals, or any other cause whether similar or dissimilar to the foregoing, not within the reasonable control of Landlord or Tenant, as applicable, including reasonable delays for adjustments of insurance (collectively, "Force Majeure"); provided, however, that no such event or cause shall relieve Tenant of its obligations hereunder to make full and timely payments of Rent as provided herein.

    Intentionally Omitted.

    Landlord shall not be liable to Tenant for any damage caused by other tenants or persons in the Building or caused by operations of others in the construction of any private, public or quasi-public work.

    If in this Lease it is provided that Landlord's consent or approval as to any matter will not be unreasonably withheld or delayed, and it is established by a court or body having final jurisdiction thereover that Landlord has been unreasonable, the sole effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages or expenses incurred by Tenant by reason of Landlord having withheld its consent. Nothing contained in this paragraph shall be deemed to limit Landlord's right to give or withhold consent unless such limitation is expressly contained in the paragraph to which such consent pertains.

    If any governmental entity or authority hereafter imposes a tax or assessment upon or against any of the rent or other charges payable by Tenant to Landlord hereunder (whether such tax takes the form of a lease tax, sales tax or other tax and is not otherwise included in Real Estate Taxes or is a tax on the income of Landlord), Tenant shall be responsible for the timely payment thereof. Unless Landlord and Tenant otherwise agree in writing with respect to the payment thereof, Tenant shall pay the applicable tax to Landlord in monthly installments on the date upon which Tenant pays to Landlord the installments of Monthly Base Rent due under this Lease.

    This Lease and the Exhibits hereto constitute the entire agreement between the parties, and supersedes any prior agreements or understandings between them. This Lease is not effective until executed and delivered by Landlord and Tenant and approved by any current mortgagee of the Building and/or the Land. The provisions of this Lease may not be modified in any way except by written agreement signed by both parties.

    This Lease shall be subject to and construed in accordance with the laws of the State of Maryland.

    Tenant (and any guarantor of this Lease), within fifteen (15) days after Landlord delivers to Tenant (or such guarantor) written request therefor ("Landlord Financial Statement Request"), will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet, Earnings Statement, Statement of Changes in Financial Position, Statement of Changes in Owner's Equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant's (or the guarantor's, if applicable) chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders as required. Notwithstanding the foregoing, Landlord shall not deliver more than two (2) Landlord Financial Statement Requests to Tenant during any twelve (12) month period during the Term, unless such Landlord Financial Statement Request was delivered (i) at the request of Landlord's lender, a potential lender or purchaser of the Building, or (ii) in response to a Tenant default under the Lease. Notwithstanding the foregoing the provisions of this Section 35.o shall not apply for so long as Tenant is subject to, and is in compliance with, all of the then-current reporting requirements of the Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, duly authorized representatives of Landlord and Tenant have executed this Office Lease Agreement under seal on the day and year first above written.
WITNESS: ________________________________

LANDLORD:

ABB SOUTH STREET ASSOCIATES, LLC, a Maryland limited liability company

By: ABB South Street, L.P., a Pennsylvania limited partnership, its managing member

By: ABB Associates I, Inc., a Delaware corporation, its general partner

By: ________________________________
Name:
Title:

WITNESS:	TENANT: STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation
_____________________________	By: ______________________________________ Name: Title:

LIST OF EXHIBITS

EXHIBIT A: Floor Plan of Premises

EXHIBIT B: Work Agreement
EXHIBIT C: Declaration of Commencement Date
EXHIBIT D: Rules and Regulations

EXHIBIT E: Location of Additional Exterior Sign

EXHIBIT A

FLOOR PLAN OF PREMISES

[Diagram of One South Street 15th and 16th Floor plan]

[Diagram of One South Street 17th Floor plan]

[Diagram of One South Street 30th Floor plan]

EXHIBIT B

WORK AGREEMENT

This Work Agreement (the "Work Agreement") is attached to and made a part of that certain Deed of Lease (the "Lease") dated ___________, 2006 by and between ABB SOUTH STREET ASSOCIATES, LLC, as landlord ("Landlord"), and STIFEL, NICOLAUS & COMPANY, INCORPORATED, as tenant ("Tenant"), for the premises (the "Premises") described therein in the building having a street address of One South Street, Baltimore, Maryland (the "Building"). It is the intent of this Work Agreement that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with applicable building codes and requirements of law, including without limitation the Americans with Disabilities Act, and with sound architectural and construction practice in first-class office buildings, provided that neither the design nor the implementation of the Tenant Improvements (hereinafter defined) shall cause any interference to the operation of the Building's HVAC, mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions, nor shall they increase maintenance or utility charges for operating the Building. Capitalized terms not otherwise defined in this Work Agreement shall have the meanings set forth in the Lease. In the event of any conflict between the terms hereof and the terms of the Lease, the terms hereof shall prevail for the purposes of design and construction of the Tenant Improvements.

A. TENANT IMPROVEMENTS.

As-Is Condition. Landlord shall have no obligation to perform or cause the performance or construction of any improvements in or to the Premises and Landlord shall deliver the Premises to Tenant in its "as is" condition. Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to the condition of the Premises or the working order of any systems or improvements therein existing as of the date of delivery.

Tenant Improvements. After the Commencement Date, Tenant, at its sole cost and expense, shall furnish and install in the Premises whatever improvements or alterations Tenant desires. In the event that Tenant desires to install improvements which require a building permit to undertake, such improvements shall be undertaken by Tenant in accordance with the terms of this Work Agreement, which improvements shall be set forth in the Tenant's Plans (hereinafter defined) which are subject to Landlord's approval in accordance with Paragraph B.3, below (the "Tenant Improvements"). All costs of all design, space planning, and architectural and engineering work for or in connection with the Tenant Improvements, including without limitation all drawings, plans, specifications, licenses, permits or other approvals relating thereto, and all insurance and other requirements and conditions hereunder, and all costs of construction, including supervision thereof, shall be at Tenant's sole cost and expense, subject to the application of the Improvement Allowance in accordance with the terms of this Work Agreement.

B. PLANS AND SPECIFICATIONS

1. Space Planner. In the event that Tenant desires to install in the Premises any Tenant Improvements which require a building permit to undertake, Tenant shall retain the services of an architectural firm reasonably acceptable to Landlord (the "Space Planner") to design the Tenant Improvements in the Premises and prepare the Final Space Plan (hereinafter defined) and the Contract Documents (hereinafter defined). The Space Planner shall meet with the Landlord and/or Landlord's building manager from time to time to obtain information about the Building and to insure that the improvements envisioned in the Contract Documents do not interfere with and/or affect the Building or any systems therein. The Space Planner shall prepare all space plans, working drawings, and plans and specifications described in Paragraph B.3, below, in conformity with the base Building plans and systems, and the Space Planner shall coordinate its plans and specifications with the Engineers (hereinafter defined) and Landlord. All fees of the Space Planner shall be borne solely by Tenant, subject to application of the Improvement Allowance as hereinafter provided.

2. Engineers. In the event that Tenant desires to install in the Premises any Tenant Improvements which require a building permit to undertake, Tenant shall retain the services of mechanical, electrical, plumbing and structural engineers approved by Landlord (the "Engineers") to (i) design the type, number and location of all mechanical systems in the Premises, including without limitation the heating, ventilating and air conditioning system therein, fire alarm system and to prepare all of the mechanical plans, (ii) to assist Tenant and the Space Planner in connection with the electrical design of the Premises, including the location and capacity of light fixtures, electrical receptacles and other electrical elements, and to prepare all of the electrical plans, (iii) to assist Tenant and the Space Planner in connection with plumbing-related issues involved in designing the Premises and to prepare all of the plumbing plans and (iv) assist Tenant and the Space Planner in connection with the structural elements of the Space Planner's design of the Premises and to prepare all of the structural plans. All fees of the Engineers shall be borne solely by Tenant, subject to application of the Improvement Allowance as hereinafter provided.

3. Time Schedule.

a. In the event that Tenant desires to install in the Premises any Tenant Improvements which require a building permit to undertake, Tenant shall furnish to Landlord for its review and approval a proposed detailed space plan for the Tenant Improvements (the "Final Space Plan") prepared by the Space Planner, in consultation with Landlord and the Engineers. The Final Space Plan shall contain the information and otherwise comply with the requirements therefor described in Schedule B-1 attached hereto. Landlord shall advise Tenant of Landlord's approval or disapproval of the Final Space Plan within ten (10) business days after Tenant submits the Final Space Plan to Landlord. Tenant shall promptly revise the proposed Final Space Plan to meet Landlord's objections, if any, and resubmit the Final Space Plan to Landlord for its review and approval within seven (7) days of Tenant's receipt of Landlord's objections, if any. Landlord will advise Tenant of Landlord's approval or disapproval of the revised Final Space Plan within five (5) business days after Tenant submits same to Landlord.

b. Promptly after Landlord approves the Final Space Plan, Tenant shall furnish to Landlord for its review and approval, all architectural plans, working drawings and specifications (the "Contract Documents") necessary and sufficient (i) for the construction of the Tenant Improvements; and (ii) to enable Tenant to obtain a building permit for the construction of the Tenant Improvements by the Contractor (hereinafter defined). The Contract Documents shall contain the information and otherwise comply with the requirements therefore described in Schedule B-2 attached hereto and shall set forth the location of any core drilling by Tenant (the approval of same shall be subject to Landlord's approval in its sole discretion). Landlord shall advise Tenant of Landlord's approval or disapproval of the Contract Documents, or any of them, within fifteen (15) business days after Tenant submits the Contract Documents to Landlord. Tenant shall promptly revise the Contract Documents to meet Landlord's objections, if any, and resubmit the Contract Documents to Landlord for its review and approval within ten (10) days of Tenant's receipt of Landlord's objections, if any. Landlord shall advise Tenant of Landlord's approval or disapproval of the revised Contract Documents within ten (10) business days after Tenant submits same to Landlord. Notwithstanding anything herein to the contrary, approval by Landlord of the Contract Documents shall not constitute an assurance by Landlord that the Contract Documents: (a) satisfy Legal Requirements (hereinafter defined), (b) are sufficient to enable Tenant to obtain a building permit for the undertaking of the Tenant Improvements in the Premises, or (c) will not interfere with, and/or otherwise affect, base Building or base Building systems.

c. The Final Space and the Contract Documents are referred to collectively herein as the "Tenant's Plans."

d. The Tenant Improvements shall be of first-class quality, commensurate with the level of improvements for a first-class tenant in a first-class office building in the Baltimore, Maryland area. The Tenant's Plans shall be prepared in accordance with a Data Cadd or convertible DXF format for working drawings (using 1/8" reproducible drawings) in conformity with the base Building plans and Building systems and with information furnished by and in coordination with Landlord and Engineers. Tenant's Plans shall comply with all applicable building codes, laws and regulations (including without limitation the Americans with Disabilities Act), shall not contain any improvements which interfere with or require any changes to or modifications of the Building's HVAC, mechanical, electrical, plumbing, life safety or other systems or to other Building operations or functions, and, unless Tenant agrees in writing to pay all such excess costs or charges, shall not increase maintenance or utility charges for operating the Building in excess of the standard requirements for normal first-class office buildings in the Baltimore, Maryland area. Notwithstanding anything to the contrary contained in this Work Agreement, Landlord shall have the right to disapprove, in its sole discretion, any portion of the Tenant's Plans that Landlord believes will or may affect the exterior or structure of the Building or will or may affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems.

4. Base Building Changes. If Tenant requests work to be done in the Premises or for the benefit of the Premises that necessitates revisions or changes in the design or construction of the base Building or affect Building systems, any such changes shall be subject to the prior written approval of Landlord, in its sole discretion. Tenant shall be responsible for all costs and delays resulting from such design revisions or construction changes, including architectural and engineering charges, and any special permits or fees attributed thereto.

5. Changes.

a. In the event that Tenant requests any changes to the Contract Documents or the Final Space Plan after Landlord has approved same, or if it is determined that the Contract Documents prepared in accordance with the Final Space Plan do not conform to the plans for the base Building, deviate from applicable Legal Requirements or contain improvements which will or may interfere with and/or affect the base Building or any of the base Building systems, or in the event of any change orders, Tenant shall be responsible for all costs and expenses and all delay resulting therefrom, including without limitation costs or expenses relating to (i) any additional architectural or engineering services and related design expenses, (ii) any changes to materials in process of fabrication, (iii) cancellation or modification of supply or fabricating contracts, (iv) removal or alteration of work or plans completed or in process, or (v) delay claims made by any subcontractor.

b. No changes shall be made to the Contract Documents without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Landlord shall have the right to disapprove, in its sole discretion, any such change that Landlord believes will affect the exterior or structure of the Building or will adversely affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems. Landlord shall not be responsible for delay in occupancy by Tenant because of any changes to the Final Space Plan or the Contract Documents after approval by Landlord, or because of delay caused by or attributable to any deviation by the Contract Documents from applicable Legal Requirements. Tenant shall be required to pay to Landlord the reasonable costs incurred by Landlord in connection with any changes to the Contract Documents or Final Space Plan, in full, within thirty (30) days after invoice. As used herein, the term "Legal Requirements" shall mean any laws, ordinances, regulations and orders of the United States of America, the State of Maryland and any other governmental authority with jurisdiction over the Building or the construction of the Tenant Improvements.

C. COST OF TENANT IMPROVEMENTS/ALLOWANCES

1. Construction Costs. All costs of design and construction of the Tenant Improvements, including without limitation the costs of all space planning, architectural and engineering work related thereto, all governmental and quasi-governmental approvals and permits required therefor, any costs incurred by Landlord because of changes to the base Building or the base Building systems, all construction costs, contractors' overhead and profit, insurance and other requirements and all other costs and expenses incurred in connection with the Tenant Improvements (collectively, "Construction Costs"), shall be paid by Tenant, subject, however, to the application of the Improvement Allowance in accordance with Paragraph C.2, below, not previously disbursed pursuant to this Work Agreement (the "Available Allowance").

2 Improvement Allowance. Provided Tenant is not in default of the Lease, Landlord agrees to provide to Tenant an allowance (the "Improvement Allowance") in an amount up to Six Hundred Fifty-Five Thousand Seven Hundred Sixty-Nine and 84/100 Dollars ($655,796.84) (or Eight and 66/100 Dollars ($8.66) per rentable square foot of the Premises) to be applied solely to the Construction Costs. Provided that Tenant has fully performed all of its obligations under the Lease and this Work Agreement, Construction Costs shall be disbursed by Landlord from the Available Allowance, as and when such costs are actually incurred by Tenant. Tenant shall submit to Landlord, from time to time, but not more often then once per calendar month, requests for direct payments to third parties, of or for reimbursement to Tenant for Construction Costs incurred by Tenant out of the Available Allowance, which requests shall be accompanied by (a) paid receipts or invoices substantiating the costs for which payment is requested; (b) a signed statement from Tenant certifying that the costs were actually incurred for the stated amount; (c) lien waivers from the party supplying the services or materials for which payment is sought; and (d) such other information as Landlord reasonably requires. Provided Tenant delivers to Landlord an approved draw request, prepared as set forth above, Landlord shall pay the costs covered by such payment request within thirty (30) days following receipt thereof (but Landlord shall not be obligated to make more than one (1) such payment in any calendar month). Notwithstanding the foregoing, in no event shall Landlord be obligated to pay, in the aggregate, an amount in excess of ninety percent (90%) of the Improvement Allowance until satisfaction of the following conditions: (A) receipt by Landlord of appropriate paid receipts or invoices and a final lien waiver from each subcontractor and supplier covering all work performed by the subcontractors and all materials used in connection with the construction of the Tenant Improvements; and (B) Tenant's delivery to Landlord of all receipts, invoices or other documentation necessary to substantiate all costs payable by Landlord hereunder. If Tenant does not expend all of the Improvement Allowance for Construction Costs as permitted hereunder on or before the date which is twelve (12) months after the Commencement Date, any unused portion of the Improvement Allowance not so used shall be retained by Landlord. Notwithstanding the foregoing, Tenant may elect to use all or any portion of the unused Improvement Allowance to defray Annual Base Rent payable by Tenant pursuant to the Lease, provided that Tenant gives written notice to Landlord of Tenant's election to utilize such credit at least sixty (60) days prior to the due date of any installment of Annual Base Rent for which Tenant elects to use such credit.

Costs Exceeding Available Allowance. All Construction Costs in excess of the Available Allowance shall be paid solely by Tenant on or before the date such costs are due and payable (or if previously paid by Landlord, shall be reimbursed to Landlord by Tenant within ten (10) days of receipt by Tenant of invoices therefor from Landlord), and Tenant agrees to indemnify Landlord from and against any such costs. All amounts payable by Tenant pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease. If required by Landlord, Tenant shall provide evidence satisfactory to Landlord that Tenant has sufficient funds available to pay all Construction Costs in excess of the Improvement Allowance.

D. CONSTRUCTION

1. General Contractor. Tenant shall retain a general contractor licensed in the State of Maryland and approved by Landlord to undertake construction of the Tenant Improvements (the "Contractor"). The Contractor shall be responsible for obtaining, at Tenant's cost, all permits and approvals required for the construction of the Tenant Improvements.

2. Construction By The Contractor. In undertaking the Tenant Improvements, Tenant and the Contractor shall strictly comply with the following conditions:

a. No work involving or affecting the Building's structure or the plumbing, mechanical, electrical or life/safety systems of the Building shall be undertaken without (i) the prior written approval of Landlord in its sole discretion, whether pursuant to its approval of Tenant's Plans or otherwise, (ii) the supervision of Landlord's building engineer, the actual cost of which shall be borne by Tenant if more than one (1) hour of such engineer's time is spent in connection with the Tenant Improvements during any single day; (iii) compliance by Tenant with the insurance requirements set forth in Paragraph D.2(c), below; and (iv) compliance by Tenant with all of the terms and provisions of this Work Agreement;

b. All Tenant Improvement work shall be performed in strict conformity with (i) the final approved Tenant's Plans; (ii) all applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises; (iii) valid building permits and other authorizations from appropriate governmental agencies, when required, which shall be obtained by Tenant, at Tenant's expense; and (iv) Landlord's construction policies, rules and regulations attached hereto as Schedule B-3, as the same may be reasonably modified by Landlord from time to time ("Construction Rules"). Any work not acceptable to the appropriate governmental agencies or not reasonably satisfactory to Landlord shall be promptly replaced at Tenant's sole expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor; and

c. Before any work is commenced or any of Tenant's, Contractor's or any subcontractor's equipment is moved onto any part of the Building, Tenant shall deliver to Landlord policies or certificates evidencing the following types of insurance coverage in the following minimum amounts, which policies shall be issued by companies approved by Landlord, shall be maintained by Tenant at all times during the performance of the Tenant Improvements, and which shall name Landlord as additional insured:

Worker's compensation coverage in the maximum amount required by law and employer's liability insurance in an amount not less than $500,000.00 and $500,000.00 per disease;

Comprehensive general liability policy to include products/completed operations, premises/operations, blanket contractual broad form property damage and contractual liability with limits in an amount per occurrence of not less than $1,000,000.00 Combined Single Limit for bodily injury and property damage and $1,000,000.00 for personal injury; and

Automobile liability coverage, with bodily injury limits of at least $1,000,000.00 per accident.

E. PERMITS AND LICENSES. Tenant shall be solely responsible for procuring, at its sole cost and expense, all permits and licenses necessary to undertake the Tenant Improvements and, upon completion of the Tenant Improvements, to occupy the Premises. Tenant's inability to obtain, or delay in obtaining, any such license or permit shall not delay or otherwise affect the Commencement Date or any of Tenant's obligations under this Lease.

F. INSPECTION. Landlord is authorized, at its sole cost and expense, to make such inspections of the Premises during construction as it deems reasonably necessary or advisable.

G. INDEMNIFICATION. Tenant shall indemnify Landlord and hold it harmless from and against all claims, injury, damage or loss (including reasonable attorneys' fees) sustained by Landlord as a result of the construction of the Tenant Improvements in the Premises.

LIST OF SCHEDULES

Schedule B-1 Requirements for Final Space Plan

Schedule B-2 Requirements for Contract Documents

Schedule B-3 Construction Rules and Regulations

SCHEDULE B-1

REQUIREMENTS FOR FINAL SPACE PLAN

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement and reflected ceiling plans (three (3) sets), including without limitation the following information:

a. identify the location of conference rooms and density of occupancy;

b. indicate the density of occupancy for all rooms;

c. identify the location of any food service areas or vending equipment rooms;

d. identify areas, if any, requiring twenty-four (24) hour air conditioning;

e. indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f. identify the location of rooms for, and layout of, telephone equipment other than building core telephone closet;

g. identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h. indicate light switches in offices, conference rooms and all other rooms in the Premises;

i. indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j. indicate the dimensioned location of: (A) electrical receptacles (one hundred twenty (120) volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant's business equipment which requires two hundred eight (208) volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k. indicate proposed layout of sprinkler and other life safety and fire protection equipment, including any special equipment and raised flooring;

l. indicate the swing of each door;

m. indicate a schedule for doors and frames, complete with hardware, if applicable; and

n. indicate any special file systems to be installed.

SCHEDULE B-2

REQUIREMENTS FOR CONTRACT DOCUMENTS

Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following conditions:

a. materials, colors and designs of wallcoverings, floor coverings and window coverings and finishes;

b. paintings and decorative treatment required to complete all construction;

c. complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building's base mechanical systems;

d. all final drawings and blueprints must be drawn to a scale of one-eighth (l/8) inch to one (l) foot. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant's agent and authorized to bind Tenant in all respects with respect to the design and construction of the Premises; and

e. notwithstanding anything to the contrary set forth herein, in the Work Agreement or in the Lease, Tenant shall not request any work which would: (1) require changes to structural components of the Building or the exterior design of the Building; (2) require any material modification to the Building's mechanical installations or installations outside the Premises; (3) not comply with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the construction of the Building and/or the Premises, including specifically, but without limitation, the Americans with Disabilities Act; (4) be incompatible with the building plans filed with the appropriate governmental agency from which a building permit is obtained for the construction of the Tenant Improvements or with the occupancy of the Building as a first-class office building; or (5) delay the completion of the Premises or any part thereof. Tenant shall not oppose or delay changes required by any governmental agency affecting the construction of the Building and/or the Tenant Improvements in the Premises.

SCHEDULE B-3

CONSTRUCTION RULES AND REGULATIONS

1. Tenant and/or the general contractor will supply Landlord with a copy of all permits (if applicable) prior to the start of any work.

2. Tenant and/or the general contractor will post the building permit (if applicable) on a wall of the construction site while work is being performed.

3. Public area corridor, and carpet, is to be protected by plastic runners or a series of walk-off mats from the elevator to the suite under reconstruction.

4. Walk-off mats are to be provided at entrance doors.

5. Contractors will remove their trash and debris daily, or as often as necessary to maintain cleanliness in the Building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor. Further, the Building staff is instructed to hold the driver's license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

6. No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord.

7. No electrical services are to be put on the emergency circuit, without specific written approval from Landlord.

8. When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

9. Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after "normal" business hours.

10. Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator is the only elevator to be used for moving materials and construction personnel. This elevator may be used only when it is completely protected as determined by Landlord's Building engineer.

11. Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

12. Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

13. No building materials are to enter the Building by way of main lobby, and no materials are to be stored in any lobbies at any time.

14. Construction personnel are not to eat in the lobby or in front of Building nor are they to congregate in the lobby or in front of Building.

15. Landlord is to be contacted by Tenant when work is completed for inspection. All damage to the Building will be determined at that time.

16. All key access, fire alarm work, or interruption of security hours must be arranged with Landlord's Building engineer.

17. There will be no radios allowed on job site.

18. All workers are required to wear a shirt, shoes, and full length trousers.

19. Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required.

20. Public spaces -- corridors, elevators, bathrooms, lobby, etc. -- must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at Tenant's cost.

21. There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

22. There will be no yelling or boisterous activities.

23. All construction materials or debris must be stored within the project confines or in an approved lock-up.

24. There will be no alcohol or controlled substances allowed or tolerated.

25. The general contractor and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

EXHIBIT C

DECLARATION OF COMMENCEMENT DATE

This Declaration of Commencement Date is made as of ___________________, 2006, by ABB SOUTH STREET ASSOCIATES, LLC ("Landlord"), and STIFEL, NICOLAUS & COMPANY, INCORPORATED ("Tenant"), who agree as follows:

    Landlord and Tenant entered into a Office Lease Agreement dated _______________, 2006, in which Landlord leased to Tenant, and Tenant leased from Landlord, certain Premises described therein in the office building located at One South Street, Baltimore, Maryland (the "Building"). All capitalized terms herein are as defined in the Lease.

    Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Commencement Date of the Term:

      the Commencement Date of the Lease is January 1, 2012;
      the Lease Expiration Date of the Lease is December 31, 2017;
      the number of rentable square feet of the Premises is 75,724;
      Tenant's Pro Rata Share (Operating Expenses) is 17.44%; and
      Tenant's Pro Rata Share (Real Estate Taxes) is 16.66%.
    Tenant confirms that:
      it has accepted possession of the Premises as provided in the Lease;

      Landlord is not required to perform any work or furnish any improvements to the Premises under the Lease;

      Landlord has fulfilled all of its obligations under the Lease as of the date hereof;

      the Lease is in full force and effect and has not been modified, altered, or amended, except as follows: __________________________________; and

      there are no set-offs or credits against Rent, and no Security Deposit or prepaid Rent has been paid except as provided by the Lease.

    The provisions of this Declaration of Commencement Date shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, and to all mortgagees of the Building, subject to the restrictions on assignment and subleasing contained in the Lease, and are hereby attached to and made a part of this Lease.
WITNESS: _____________________________

LANDLORD:

ABB SOUTH STREET ASSOCIATES, LLC, a Maryland limited liability company

By: ABB South Street, L.P., a Pennsylvania limited partnership, its managing member

By: ABB Associates I, Inc., a Delaware corporation, its general partner

By: ________________________
Name:
Title:

WITNESS: _____________________________	TENANT: STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation By: ______________________________________ Name: Title:

EXHIBIT D

RULES & REGULATIONS

  The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances (including, without limitation, coffee grounds) shall be thrown therein. All damages resulting from misuse of the fixtures shall be borne by Tenant if Tenant or its servants, employees, agents, visitors or licensees shall have caused the same.

  No cooking (except for hot-plate and microwave cooking by Tenants' employees for their own consumption, the location and equipment of which is first approved by Landlord), sleeping or lodging shall be permitted by any tenant on the Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

  No inflammable, combustible, or explosive fluid, material, chemical or substance shall be brought or kept upon, in or about the Premises, except that Tenant shall be permitted to use and keep in the Premises such cleaning, copier and other supplies as are reasonable and customary for office use, provided that Tenant uses, stores and disposes of same in accordance with all applicable law. Fire protection devices, in and about the Building, shall not be obstructed or encumbered in any way.

  Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

  There shall not be used in any space, or in the public halls of the Building, either by any tenant or by its agents, contractors, jobbers or others, in the delivery or receipt of merchandise, freight, or other matters, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require, and Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries to Tenant in the Building. Deliveries of mail, freight or bulky packages shall be made through the freight entrance or through doors specified by Landlord for such purpose.

  Mats, trash or other objects shall not be placed in the public corridors. The sidewalks, entries, passages, elevators, public corridors and staircases and other parts of the Building which are not occupied by Tenant shall not be obstructed or used for any other purpose than ingress or egress.

  Tenant shall not install or permit the installation of any awnings, shades, draperies and/or other similar window coverings, treatments or like items visible from the exterior of the Premises other than those approved by the Landlord in writing.

  Tenant shall not construct, maintain, use or operate within said Premises or elsewhere in the Building or on the outside of the Building, any equipment or machinery which produces music, sound or noise which is audible beyond the Premises.

  Bicycles, motor scooters or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the Premises except for those vehicles which are used by a physically disabled person in the Premises.

  All blinds for exterior windows shall be building standard and shall be maintained by Tenant.

  No additional locks shall be placed upon doors to or within the Premises except as shall be necessary adequately to safeguard United States Government security classified documents stored with the Premises. The doors leading to the corridors or main hall shall be kept closed during business hours, except as the same may be used for ingress or egress.

  Tenant shall maintain and clean all areas or rooms within the Premises in which security classified work is being conducted or in which such work is stored; Landlord shall not provide standard janitorial service to such areas, the provisions of Section 9 of this Lease notwithstanding.

  Upon reasonable prior notice (except in the event of an emergency in which case no prior notice shall be required), Landlord reserves the right to shut down the air conditioning, electrical systems, heating, plumbing and/or elevators when necessary by reason of accident or emergency, or for repair, alterations, replacements or improvement.

  No carpet, rug or other article shall be hung or shaken out of any window of the Building; and Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevator, or out of the doors or windows or stairways of the Building. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building, except for service animals assisting persons with disabilities. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

  Landlord reserves the right to exclude from the Building on weekdays between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on weekends and legal holidays, all persons who do not present a pass to the Building signed by Landlord; provided, however, that reasonable access for Tenant's employees and customers shall be accorded. Landlord will furnish passes to persons for whom Tenant requires same in writing. Tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

  Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to the Building's air conditioning and ventilation systems.

  Tenant will replace all broken or cracked plate glass windows and doors at its own expense, with glass of like kind and quality, provided that such windows and doors are not broken or cracked by Landlord, its employees, agents or contractors.

  In the event it becomes necessary for the Landlord to gain access to the underfloor electric and telephone distribution system for purposes of adding or removing wiring, then upon request by Landlord, Tenant agrees to temporarily remove the carpet over the access covers to the underfloor ducts for such period of time until work to be performed has been completed. The cost of such work shall be borne by Landlord except to the extent such work was requested by or is intended to benefit Tenant or the Premises, in which case the cost shall be borne by Tenant.

  Violation of these rules, or any amendments thereof or additions thereto, may be considered a default of Tenant's lease and shall be sufficient cause for termination of this Lease at the option of Landlord.

EXHIBIT E

LOCATION OF ADDITIONAL EXTERIOR SIGN

[Exterior photograph of One South Street building showing location of additional exterior sign]

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